UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

CHART INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

April 13, 2010

To the Stockholders of Chart Industries, Inc.:

This year’s Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 9:00 a.m., Eastern Time, on Thursday, May 27, 2010 at the company’s headquarters located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370. We will be reporting on Chart’s activities and you will have an opportunity to ask questions about our operations.

We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy card as soon as possible or the submission of a proxy by telephone or the internet by following the instructions on the proxy card would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your previously submitted proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Chart Industries, Inc., I would like to thank you for your continued support and confidence.

Sincerely yours,

Samuel F. Thomas

Chairman, Chief Executive Officer and President

CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 27, 2010

To the Stockholders of Chart Industries, Inc.:

The Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 9:00 a.m., Eastern Time, on Thursday, May 27, 2010 at the company’s headquarters located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370, for the following purposes:

1.	To elect seven directors for a term of one year;

2.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of the company for the year ending December 31, 2010; and

3.	To transact any other business as may properly come before the Annual Meeting.

Only holders of the company’s common stock of record as of the close of business on Tuesday, March 30, 2010 are entitled to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided or submit a proxy by telephone or the internet by following the instructions on the proxy card. Stockholders who attend the Annual Meeting may revoke their previously submitted proxy and vote in person.

By Order of the Board of Directors,

Samuel F. Thomas

Chairman, Chief Executive Officer and President

YOUR VOTE IS IMPORTANT

WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Mailed on or about April 13, 2010

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chart Industries, Inc. (the “Company”, “Chart” or “we”) for use at the Annual Meeting of Stockholders of the Company on May 27, 2010 at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof (the “Annual Meeting”). The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement.

Why do the proxy materials contain information regarding the internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company will provide access to our proxy materials over the internet. Proxy materials for the Company’s Annual Meeting, including the 2009 Annual Report and this proxy statement, are now available over the internet by accessing http://www.chart-ind.com/proxy2010. While the Company elected to mail complete sets of the proxy materials for this year’s Annual Meeting, in the future you may receive only a Notice of Internet Availability of Proxy Materials and you will have to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request an additional printed copy are available at http://www.chart-ind.com/proxy2010. You also can obtain a printed copy of this proxy statement, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio, 44125, or by submitting a request via email to matt.klaben@chart-ind.com or by telephone at (216) 626-1216.

Who is paying for this proxy solicitation?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding our common stock (“Common Stock”) for expenses incurred in sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, electronically via e-mail and personal interview.

What voting rights do I have as a Stockholder?

On each matter to be voted on, you have one vote for each outstanding share of our Common Stock you own as of March 30, 2010, the record date for the Annual Meeting. Only stockholders of record at the close of business on March 30, 2010 are entitled to receive notice of and to vote at the Annual Meeting. On this record date, there were 28,676,221 shares of Common Stock outstanding and entitled to vote. Stockholders do not have the right to vote cumulatively in the election of directors.

How do I vote?

If you are a stockholder of record, you can vote: (i) in person at the Annual Meeting; or (ii) by signing and mailing in your proxy card in the enclosed envelope; or (iii) by submitting a proxy by telephone by calling 1-800-690-6903 or via the Internet at www.proxyvote.com. Stockholders who wish to attend the Annual Meeting in person may receive directions to the Annual Meeting location by contacting our Secretary at

216-626-1216. Proxies submitted via the telephone or internet must be received by 11:59 p.m. Eastern Time on May 26, 2010. More detailed instructions are included on the proxy card. In order to submit a proxy via the telephone or internet, you must have the enclosed proxy card available and follow the instructions on the proxy card.

If you are a stockholder of record, the proxy holders will vote your shares based on your directions. If you sign and return your proxy card, but do not properly direct how your shares of Common Stock should be voted, the proxy holders will vote “FOR” the proposals listed in this proxy statement and will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares of Common Stock through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

Can I revoke or change my vote after I submit a proxy?

Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the Annual Meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary (we must receive your new proxy card before the Annual Meeting begins), or you may attend the Annual Meeting and vote in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy, rather you must notify a Chart representative at the Annual Meeting of your desire to revoke your proxy and vote in person.

What vote is required to approve each of the proposals?

•

Election of Directors (Proposal 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors.

•

Auditor Ratification (Proposal 2). Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the ratification.

What constitutes a quorum?

A quorum of stockholders will be present at the Annual Meeting if at least a majority of the aggregate voting power of Common Stock outstanding on the record date is represented, in person or by proxy, at the Annual Meeting. With 28,676,221 shares outstanding as of the close of business on the record date, stockholders representing at least 14,338,111 shares will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

Can Stockholders make proposals for the 2010 Annual Meeting?

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy statement for the Annual Meeting, the Company must have received proposals no later than December 8, 2009.

Pursuant to the Company’s By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. The Company’s By-Laws require all stockholders who intend to make proposals at an annual meeting to submit their proposals to the Company within specific dates in order to be eligible for consideration at an annual meeting. See “Corporate Governance and Related Matters—Stockholder Communications with the Board” and “Stockholder Proposals for 2011 Annual Meeting” for a detailed discussion of this By-Laws provision. To be eligible for consideration at the Annual Meeting for 2010, proposals that were not submitted by December 8, 2009 must have been received by the Company no earlier than January 19, 2010 and no later than February 18, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our Common Stock as of March 30, 2010 by:

•	each person who is known by us to own beneficially more than 5% of our Common Stock;

•	each director and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Holder	Number	Percent of Common Stock
Neuberger Berman Group LLC(2)	2,737,181	9.6%
Wells Fargo and Company(3)	1,785,757	6.3%
BlackRock, Inc.(4)	1,657,403	5.8%
Wentworth, Hauser & Violich, Inc.(5)	1,553,127	5.5%
The Vanguard Group, Inc.(6)	1,528,235	5.4%
Samuel F. Thomas(7)	877,176	3.0%
Michael F. Biehl(8)	63,353	*
Matthew J. Klaben(9)	79,280	*
James H. Hoppel, Jr.(10)	69,785	*
Kenneth J. Webster(11)	6,038	*
W. Douglas Brown(12)	11,246	*
Richard E. Goodrich(13)	14,053	*
Steven W. Krablin(14)	15,061	*
Michael W. Press(15)	13,053	*
James M. Tidwell(16)	12,929	*
Thomas L. Williams(17)	6,246	*
All directors and officers as a group (11 persons)(18)	1,168,220	4.0%

(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise or conversion of outstanding options and stock rights covering Common Stock, if any, exercisable by such owner within 60 days after March 30, 2010, but no exercise of outstanding options or stock rights covering Common Stock held by any other person.
(2)	According to a Schedule 13G filed with the SEC on February 16, 2010 by Neuberger Berman Group LLC, reporting beneficial ownership for itself and Neuberger Berman LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds, Neuberger Berman Group LLC owns 100% of each of Neuberger Berman LLC and Neuberger Berman Management LLC. Neuberger Berman LLC and Neuberger Berman Management LLC serve as sub-adviser and investment manager, respectively, of Neuberger Berman Group LLC’s various mutual funds. The holdings of Neuberger Berman Fixed Income LLC and NB Alternative Fund Management LLC, affiliates of Neuberger Berman LLC, are aggregated in the reported holdings. The Schedule 13G reported that Neuberger Berman Group LLC has shared voting power over 2,275,003 shares and shared dispositive power over 2,737,181 shares; Neuberger Berman LLC shared voting power over 2,275,003 shares and shared dispositive power over 2,737,181 shares; Neuberger Berman Management LLC has shared voting and dispositive powers over 2,208,528 shares; and Neuberger Berman Equity Funds has shared voting and dispositive powers over 2,188,928 shares. Neuberger Berman Inc. is located at 605 Third Avenue, New York, New York 10158.
(3)	According to a Schedule 13G filed with the SEC on January 20, 2010 by Wells Fargo and Company reporting beneficial ownership for itself, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Advisors, LLC, Wells Fargo Delaware Trust Company, National Association, Calibre Advisory Services, Inc., Evergreen Investment Management Company, LLC, Wachovia Bank, National Association, Wells Fargo Bank, N.A. and Peregrine Capital Management, Inc. (collectively “Wells Fargo”), Wells Fargo reported having sole voting power over 1,266,845 shares, shared voting power over 4,523 shares, sole dispositive power with respect to 1,743,310 shares and shared dispositive power with respect to 26,245 shares. Wells Fargo is located at 420 Montgomery Street, San Franscisco, California, 94104.

(4)

According to a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., reporting beneficial ownership for itself and BlackRock Asset Management Japan Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC, and BlackRock International Ltd (collectively “BlackRock”), BlackRock reported having sole voting and dispositive power over 1,657,403 shares. BlackRock is located at 40 East 52nd Street, New York, New York 10022.

(5)	According to a Schedule 13G filed with the SEC on February 16, 2010, Wentworth, Hauser & Violich, Inc. has sole voting power over 781,212 shares and has sole dispositive power over 1,553,127 shares. Wentworth, Hauser & Violich, Inc. is located at 301 Battery Street, Suite 400, San Francisco, California 94111.
(6)	According to a Schedule 13G filed with the SEC on February 5, 2010, The Vanguard Group, Inc., reporting beneficial ownership for itself and its wholly-owned subsidiary Vanguard Fiduciary Trust Company (“VFTC”), has sole dispositive power with respect to 1,491,575 shares. VFTC has sole voting power and shared dispositive power over 36,660 shares. The Vanguard Group, Inc. is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(7)	Mr. Thomas is a director and executive officer of the Company. Shares beneficially owned by Mr. Thomas include 577,911 shares which he has the right to acquire within 60 days of March 30, 2010 through the exercise of stock options, 130,000 shares which are owned by his spouse and 20,000 held by a trust for the benefit of Mr. Thomas’ daughter.
(8)	Mr. Biehl is an executive officer of the Company. Shares beneficially owned by Mr. Biehl include 22,981 shares which he has the right to acquire within 60 days of March 30, 2010 through the exercise of stock options and 29,800 shares held by Mr. Biehl’s spouse in a family trust.
(9)	Mr. Klaben is an executive officer of the Company. Shares beneficially owned by Mr. Klaben include 59,830 shares which he has the right to acquire within 60 days of March 30, 2010 through the exercise of stock options.
(10)	Mr. Hoppel is an executive officer of the Company. Shares beneficially owned by Mr. Hoppel include 65,632 shares which he has the right to acquire within 60 days of March 30, 2010 through the exercise of stock options.
(11)	Mr. Webster is an executive officer of the Company. Shares beneficially owned by Mr. Webster include 2,610 shares which he has the right to acquire within 60 days of March 30, 2010 through the exercise of stock options.
(12)	Mr. Brown is a director of the Company. Shares beneficially owned by Mr. Brown include 717 vested stock units which have been deferred and 613 shares acquired on April 1, 2010 pursuant to the terms of a stock award agreement under the Chart Industries, Inc. 2009 Omnibus Equity Plan.
(13)	Mr. Goodrich is a director of the Company. Shares beneficially owned by Mr. Goodrich include 4,445 vested stock units which have been deferred and 613 shares acquired on April 1, 2010 pursuant to the terms of a stock award agreement under the Chart Industries, Inc. 2009 Omnibus Equity Plan.
(14)	Mr. Krablin is a director of the Company. Shares beneficially owned by Mr. Krablin include 5,782 vested stock units which have been deferred and 613 shares acquired on April 1, 2010 pursuant to the terms of a stock award agreement under the Chart Industries, Inc. 2009 Omnibus Equity Plan.
(15)	Mr. Press is a director of the Company. Shares beneficially owned by Mr. Press include 613 shares acquired on April 1, 2010 pursuant to the terms of a stock award agreement under the Chart Industries, Inc. 2009 Omnibus Equity Plan.
(16)	Mr. Tidwell is a director of the Company. Shares beneficially owned by Mr. Tidwell include 613 shares acquired on April 1, 2010 pursuant to the terms of a stock award agreement under the Chart Industries, Inc. 2009 Omnibus Equity Plan.
(17)	Mr. Williams is a director of the Company. Shares beneficially owned by Mr. Williams include 613 shares acquired on April 1, 2010 pursuant to the terms of a stock award agreement under the Chart Industries, Inc. 2009 Omnibus Equity Plan.
(18)	The number of shares shown as beneficially owned by the Company’s directors and executive officers as a group includes 743,586 shares which the Company’s directors and executive officers as a group have the right to acquire within 60 days of March 30, 2010.
*	Less than 1%.

ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at seven. The Board of Directors currently consists of seven directors with each term expiring at the Annual Meeting. Upon the recommendation of the Nominations and Corporate Governance Committee, each of the seven current directors has been nominated to stand for re-election.

Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the names, ages as of March 30, 2010, and existing positions with the Company of each nominee:

Name	Age	Position
Samuel F. Thomas	58	Chairman of the Board of Directors, Chief Executive Officer, and President
W. Douglas Brown	64	Director
Richard E. Goodrich	66	Director
Steven W. Krablin	59	Director
Michael W. Press	63	Director
James M. Tidwell	63	Director
Thomas L. Williams	51	Director

The following sets forth biographical information for our nominees.

Samuel F. Thomas has served as Chairman of our Board of Directors since March 2007 and has served as our Chief Executive Officer and President and as a member of our Board of Directors since October 2003. Prior to joining the Company, Mr. Thomas was Executive Vice President of Global Consumables at ESAB Holdings Ltd., a provider of welding consumables and equipment. In addition to his most recent position at ESAB, Mr. Thomas was responsible for ESAB N. America during his employment at ESAB Holdings Ltd. Prior to joining ESAB in February 1999, Mr. Thomas was Vice President of Friction Products for Federal Mogul, Inc. Prior to its acquisition by Federal Mogul in 1998, Mr. Thomas was employed by T&N plc from 1976 to 1998, where he served from 1991 as chief executive of several global operating divisions, including industrial sealing, camshafts and friction products.

In light of our business and structure, the Board nominated Mr. Thomas to serve on our Board of Directors for the following reasons. We have significant operations in the industrial gas, energy, and biomedical industries. Mr. Thomas has extensive executive-level experience in our industries as well as in manufacturing, sales and marketing and operations. In his capacity as our President and CEO, he has gained invaluable experience and familiarity with our day-to-day operations. We also have a substantial and expanding international presence and Mr. Thomas has significant international experience gained while with ESAB Holdings Ltd. and T&N plc. This breadth of business experience demonstrates his leadership skills and success in areas of importance to us and the Board believes that Mr. Thomas’ service will enhance the knowledge of the Board.

W. Douglas Brown has been a member of our Board of Directors since May 2008. Mr. Brown served as Vice President, General Counsel and Secretary of Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, performance materials and equipment and services, from 1999 until his retirement in 2007. Prior to that, Mr. Brown held General Counsel and various administrative positions with Air Products and its affiliates, including engineering, construction and energy-related businesses, from 1975.

In light of our business and structure, the Board nominated Mr. Brown to serve on our Board of Directors for the following reasons. Mr. Brown has a great deal of experience in the industrial gas industry, an industry of prime focus for our Company, through his decades of experience in the industry and service of Air Products. Further, as former General Counsel of Air Products, Mr. Brown brings substantial legal and corporate governance experience to the Board. Mr. Brown also has relevant engineering, biomedical, construction and energy industry experience. The Board believes that Mr. Brown’s service will enhance the knowledge of the Board and provide useful insights to management.

Richard E. Goodrich has been a member of our Board of Directors since August 2006. Mr. Goodrich is a retired Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Company N.V. (“CB&I”), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, Mr. Goodrich served as Executive Vice President and Chief Financial Officer of CB&I from 2001 to 2005, and until June 2006, as acting Chief Financial Officer.

In light of our business and structure, the Board nominated Mr. Goodrich to serve on our Board of Directors for the following reasons. Mr. Goodrich brings significant financial and strategic expertise to the Board, having previously served as the Chief Financial Officer of CB&I, a publicly traded company. Our Board has determined that Mr. Goodrich qualifies as a “financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. Further, his background at CB&I included decades of engineering, procurement and construction experience and international experience, which are important to us. The Board believes that Mr. Goodrich’s service will enhance the knowledge of the Board and provide useful insights to management.

Steven W. Krablin has been a member of our Board of Directors since July 2006. In March 2009 Mr. Krablin was appointed President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services, Inc. (“T-3”), an oilfield services company that manufactures products used in the drilling, production and transportation of oil and gas. Prior to his employment with T-3, Mr. Krablin was a private investor since April 2005. From April 2008 until August 2008, he also served as Executive Vice President and Chief Financial Officer of IDM Group Limited, a provider of drilling equipment and other goods and services to the oil and gas industry. From January 1996 until his retirement in April 2005, Mr. Krablin served as Senior Vice President and Chief Financial Officer of National Oilwell Varco Inc. or its predecessors, a manufacturer and distributor of oil and gas drilling equipment and related services and products. Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International, Inc. Mr. Krablin also serves as a director of Hornbeck Offshore Services, Inc. and was a director of Penn Virginia Corporation from 2004 to 2009.

In light of our business and structure, the Board nominated Mr. Krablin to serve on our Board of Directors for the following reasons. Mr. Krablin offers significant strategic and financial experience, having served as the Chief Executive Officer, Chief Financial Officer, and a director of public companies. Our Board has determined that Mr. Krablin qualifies as a “financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. He is currently the President, Chief Executive Officer and Chairman of the Board of T-3 and has extensive experience in the energy and manufacturing industries in which we are heavily involved. Mr. Krablin also has international, corporate development, operations and sales and marketing experience, all of which are important to us. The Board believes that Mr. Krablin’s experience will enhance the knowledge of the Board and provide useful insights to management.

Michael W. Press has been a member of our Board of Directors since August 2006 and has been designated as our Lead Independent Director. Mr. Press has been self-employed since 2001. Prior to that, he spent 27 years in the energy industry in senior management and executive positions. From 1997 to 2001, Mr. Press was Chief Executive Officer of KBC Advanced Technologies plc (“KBC”), a publicly traded international petroleum and petrochemicals consulting and software firm. Mr. Press also currently serves as the senior independent director of Petrofac Ltd. During the past he has been a director of T-3 from 2004 to 2009 as well as chairman and director of a number of private companies.

In light of our business and structure, the Board nominated Mr. Press to serve on our Board of Directors for the following reasons. Mr. Press has substantial experience as a director and executive officer of publicly held companies and over 28 years of international energy industry experience, including senior executive positions at The Standard Oil Company, British Petroleum plc, BP America and Amerada Hess Corporation. He was also, as noted above, the Chief Executive Officer of KBC from 1997-2001. Mr. Press also has manufacturing, operations, finance, corporate governance and corporate development experience. The Board believes that Mr. Press’ extensive executive and director-level experience will enhance the knowledge of the Board and provide useful insights to management.

James M. Tidwell has been a member of our Board of Directors since July 2007. Mr. Tidwell is President and Chief Executive Officer of WEDGE Group Incorporated, a privately owned investment company with holdings in manufacturing, hotels, commercial real estate and oilfield services. Mr. Tidwell served as Executive Vice President and Chief Operating Officer of WEDGE Group from February 2007 until February 2008 and as Vice President and Chief Financial Officer from January 2000 through January 2007. From August 1996 through June 1999, Mr. Tidwell served as Executive Vice President and Chief Financial Officer of Daniel Industries, Inc., and he served as President of Daniel Measurement & Control from July 1999 to January 2000. Before then, Mr. Tidwell served as Vice President and Chief Financial Officer of Hydril Co. Mr. Tidwell is a director of T-3 and the National Multiple Sclerosis Society. Mr. Tidwell held previous directorships with Pioneer Drilling Company from 2001 to 2007 and Stewart & Stevenson Services, Inc. from 2004 to 2006.

In light of our business and structure, the Board nominated Mr. Tidwell to serve on our Board of Directors for the following reasons. Mr. Tidwell has broad energy industry experience and has served as a director at several publicly traded companies. Mr. Tidwell also has extensive finance, corporate governance and accounting experience and has served as the Chief Financial Officer of Hydril Co. and Daniel Industries, Inc. Our Board has determined that Mr. Tidwell qualifies as a “financial expert”, as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. Mr. Tidwell also has significant investment experience through his service as President and Chief Executive Officer of Wedge Group Incorporated, an investment company with holdings across several industries in which we operate. The Board believes that Mr. Tidwell’s extensive depth and breadth of experience will enhance the knowledge of the Board and provide useful insights to management.

Thomas L. Williams has been a member of our Board of Directors since May 2008. Since 2008, Mr. Williams has served as Executive Vice President and Operating Officer of Parker Hannifin Corporation (“Parker Hannifin”), a manufacturer of motion and control technologies. Mr. Williams joined Parker Hannifin in 2003 as Vice President Operations—Hydraulics Group and became President—Instrumentation Group in 2005 and Senior Vice President—Operating Officer in 2006. Prior to joining Parker Hannifin, Mr. Williams was employed by General Electric Company from 1981 to 2003, where he held various executive operating positions for four different business groups: GE Capital, Aircraft Engines, Lighting and Locomotives.

In light of our business and structure, the Board nominated Mr. Williams to serve on our Board of Directors for the following reasons. Mr. Williams has over 29 years of international operations and manufacturing experience, including through substantial service in executive-level positions, at General Electric and Parker Hannifin. As a multinational manufacturer, we benefit substantially from Mr. Williams’ background in this area. Mr. Williams also has sales, marketing and corporate development experience, all of which are important to us. The Board believes that Mr. Williams’ broad depth and breadth of experience will enhance the knowledge of the Board and provide useful insights to management.

The Board of Directors unanimously recommends that you vote FOR the election of the seven candidates for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

The Company’s Corporate Governance Guidelines and the NASDAQ listing standards provide that at least a majority of the members of the Board of Directors must be independent, i.e., free of any material relationship with the Company, other than his or her relationship as a director or Board Committee member. A director is not independent if he or she fails to satisfy the standards for independence under the NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules and regulations.

During the Board of Directors’ annual review of director independence, the Board of Directors considers transactions, relationships and arrangements between each director or an immediate family member of the director and the Company. The Board of Directors also considers transactions, relationships and arrangements between each director or an immediate family member of the director and the Company’s senior management. In February 2010, the Board of Directors performed its annual director independence review for 2010.

In determining the independence of Mr. Williams, the Board considered that Mr. Williams is currently Executive Vice President and Operating Officer of Parker Hannifin. From time to time in the ordinary course of business, we make purchases from or sales to Parker Hannifin. These amounts have historically been de minimis in nature and the Board does not believe that this relationship impairs the independence of Mr. Williams or that Mr. Williams has any material interest in any transaction between the Company and Parker Hannifin.

As a result of this review, the Board of Directors determined that six of our seven current directors are independent, and all members of the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee are independent. The Board of Directors determined that Messrs. Brown, Goodrich, Krablin, Press, Tidwell and Williams satisfy the NASDAQ independence requirements.

Mr. Thomas is not considered to be independent because of his position as President and Chief Executive Officer of the Company.

Information Regarding Meetings and Committees of the Board of Directors

The Board of Directors held five regular meetings and five executive sessions which only the independent directors attended during the fiscal year ended December 31, 2009. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he served as a director and (2) the total number of meetings held by committees of the Board on which he served. Board members are expected to attend Chart’s Annual Meeting of Stockholders and all attended our May 2009 Annual Meeting of Stockholders. The non-management directors meet in executive sessions in connection with each of the regularly scheduled Board meetings, which are presided over by the Lead Independent Director who is identified in the table below. The Board has three committees: Audit Committee; Compensation Committee; and Nominations and Corporate Governance Committee. Current committee membership is described in the following table:

	Audit Committee	Compensation Committee	Nominations and Corporate Governance Committee
W. Douglas Brown	Member		Member
Richard E. Goodrich	Member, Financial Expert	Chairman
Steven W. Krablin	Chairman, Financial Expert	Member
Michael W. Press		Member	Chairman, Lead Independent Director
James M. Tidwell	Member, Financial Expert		Member
Thomas L. Williams		Member	Member

The Board of Directors may change committee membership from time to time on the recommendation of the Nominations and Corporate Governance Committee.

Nominations and Corporate Governance Committee

The Company’s Nominations and Corporate Governance Committee currently consists of four members: W. Douglas Brown, Michael W. Press, James M. Tidwell and Thomas L. Williams. Mr. Press serves as the chairman of the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee met four times during fiscal year 2009. The Nominations and Corporate Governance Committee is governed by the Nominations and Corporate Governance Committee Charter which was adopted by the Board of Directors, a copy of which is available at www.chart-ind.com by clicking on the link for Investor Relations. You also can obtain a printed copy of the Nominations and Corporate Governance Committee Charter, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio, 44125.

The Nominations and Corporate Governance Committee is responsible for (1) developing, recommending and reviewing the adequacy of the corporate governance principles applicable to us, (2) developing and recommending to the Board of Directors compensation for Board members, (3) consulting with our Audit Committee and the Board of Directors regarding the adoption of codes of conduct applicable to all employees and directors when required by the rules of NASDAQ and adopting procedures for monitoring and enforcing compliance with such codes of conduct, (4) reviewing our compliance with state and federal laws and regulations and with the NASDAQ corporate governance listing requirements, (5) making recommendations to the Board of Directors regarding the size and composition of the Board of Directors, (6) establishing criteria for the selection of new directors to serve on the Board of Directors and reviewing the appropriate skills and characteristics required of directors, (7) identifying, screening and recommending nominees to be proposed by us for election as directors at the Annual Meeting of Stockholders, or to fill vacancies, (8) considering and reviewing the qualifications of any nominations of director candidates validly made by stockholders, (9) reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee, and (10) establishing criteria for, overseeing the process for, and leading the annual performance self-evaluation of the Board of Directors and each committee.

Prospective director nominees are identified through contacts of the members of the Board of Directors or members of senior management, through searches conducted by professional search firms, or through recommendations of potential candidates by stockholders, employees or others. Once a prospective director nominee has been identified, the Nominations and Corporate Governance Committee makes an initial determination through information provided to the Nominations and Corporate Governance Committee and information supplemented by the Nominations and Corporate Governance Committee through its own inquiries. The Nominations and Corporate Governance Committee will evaluate director nominees, including nominees who are submitted to the Company by a stockholder. In selecting new directors of the Company, consideration is given to each individual director’s personal qualities and abilities, the collective Board members’ skills and aptitudes for conducting oversight of the Company and its management, and duties imposed by law and regulation. Important factors include:

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Each director must, as determined by the Board, be qualified to perform duties of a director in accordance with the Delaware General Corporation Law as evidenced by the director’s experience, accomplishments, skills and integrity;

•	Directors must be persons possessing the highest personal values and integrity;

•	Directors must be able to perform their duties in the best interests of the Company and its stockholders, without conflicts of interest;

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Ensuring that the Company complies with all legal and regulatory requirements concerning the independence and composition of the Audit, Nominations and Corporate Governance, Compensation and any other committees of the Board, subject to any exemptions provided by the Listing Standards of the NASDAQ;

•	Collectively, Board members will bring to the Company a broad range of complementary skills (such as an understanding of finance, manufacturing, operations, strategy and development, industrial gas,

biomedical and energy markets, sales and marketing, public company governance and international background), educational and professional expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive, and effective Board; and

•	Directors will have experience in policy-making levels of business and must have an aptitude for evaluating business matters and making practical and mature judgments.

Directors must also have time available to devote to Board activities and the ability to work collegially with other Board members. In determining whether to recommend a director for re-election, the Nominations and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board of Directors. At all times, at least one member of the Board must meet the definition of “financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K and serve on the Company’s Audit Committee.

The Nomination and Corporate Governance Committee considers all of the foregoing factors, among others, in identifying director candidates. However, the Company does not have a policy that requires us to only consider the impact of any one factor by itself. In considering whether to recommend any candidate, including candidates recommended by stockholders, the Nominations and Corporate Governance Committee applies the factors set forth in our Corporate Governance Guidelines and the Nominations and Corporate Governance Committee Charter, which provide that diversity should be considered in the director identification and nomination process. The Committee seeks nominees with a diversity of experience, professions, skills, gender, race, geographic representation and backgrounds that collectively will build a capable, responsive and effective Board that is prepared to address the Company’s strategic, oversight and governance challenges. The Nominations and Corporate Governance Committee does not assign specific weight to particular factors, although any qualified nominee should have a core skill set that enables the nominee to serve the Company well as a director. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities.

The Nominations and Corporate Governance Committee will consider potential candidates recommended by stockholders, current directors, Company officers, employees and others. The Nominations and Corporate Governance Committee will use the above enumerated factors to consider potential candidates regardless of the source of the recommendation. Stockholder recommendations for director nominations may be submitted to the Company pursuant to the requirements described under the caption “Stockholders Communications with the Board” below. Stockholder recommendations for director nominations will be forwarded to the Nominations and Corporate Governance Committee for consideration, provided such recommendations are accompanied by sufficient information to permit the Nominations and Corporate Governance Committee to evaluate the qualifications and experience of the nominees. See “Stockholder Communications with the Board” for more information about our advance notice requirements for stockholder nominations of director candidates.

Audit Committee

Our Audit Committee consists of W. Douglas Brown, Richard E. Goodrich, Steven W. Krablin and James M. Tidwell. Mr. Krablin serves as the Audit Committee chairman. The Audit Committee met six times during fiscal year 2009. The Audit Committee is governed by the Audit Committee Charter which was adopted by the Board of Directors, a copy of which is available at www.chart-ind.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio, 44125.

The Audit Committee’s responsibilities include (1) appointing, retaining, compensating, evaluating and terminating our independent registered public accounting firm and approving in advance any audit or non-audit engagement or relationship between us and such auditor, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered accounting firm and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing the independent registered public accounting firm’s report describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or regulatory review of the independent registered public accounting firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing with management the Company’s major risk exposures and processes to monitor and control those exposures, including risk assessment and risk management policies, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) annually reviewing the adequacy of the Audit Committee’s written charter, (12) reviewing with management any legal matters that may have a material impact on us and our financial statements and (13) reporting regularly to the full Board of Directors.

Our Board has determined that each of Messrs. Brown, Goodrich, Krablin and Tidwell satisfies the current independence standards of NASDAQ and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board of Directors has determined that each of Messrs. Goodrich, Krablin and Tidwell qualifies as an Audit Committee “financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K and that all members of the Audit Committee satisfy the NASDAQ financial knowledge and sophistication requirements.

Compensation Committee

Our Compensation Committee currently consists of Richard E. Goodrich, Steven W. Krablin, Michael W. Press and Thomas L. Williams. Mr. Goodrich serves as the Compensation Committee chairman. The Compensation Committee met seven times during fiscal year 2009. The Compensation Committee is governed by the Compensation Committee Charter which was adopted by the Board of Directors, a copy of which is available at www.chart-ind.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio, 44125.

The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans, (6) overseeing compliance with any applicable compensation reporting requirements of the SEC, (7) approving the appointment and removal of trustees and investment managers for pension fund assets, (8) retaining consultants to advise the committee on executive compensation practices and policies, (9) establishing and periodically reviewing succession plans for our executive officers and others, and (10) handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

To further assist it in carrying out its responsibilities, the Compensation Committee has engaged Mercer Human Resources Consulting (“Mercer”), an independent, nationally recognized, compensation consulting firm to assist in the evaluation of our executive compensation structure and expenses.

In 2009, Mercer’s duties and responsibilities included:

•	Assisting the Compensation Committee in identifying an appropriate peer group of companies for purposes of comparison in evaluating our compensation structure and philosophy;

•	Providing information on compensation paid by peer companies and companies in broader industry groups to their executive officers;

•	Providing information and advice regarding market practices as to various executive compensation arrangements;

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Evaluating the competitiveness of the total direct compensation of the Company’s executive officers and other executives and each of its individual components, including base salary, annual bonus and long-term incentive awards;

•	Advising the Company on alternative structures, forms of compensation, performance measures and allocation considerations;

•	Providing information and advice with respect to director compensation arrangements; and

•	Providing information and advice about changes in executive compensation practices, trends and regulation.

See “Compensation Committee Report” and “Compensation Discussion and Analysis” below for additional information about the Compensation Committee and its activities.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of the other executive officers. Based on this review and his analysis of data provided by Mercer as to compensation practices among our peer group, he makes compensation recommendations to the Compensation Committee, including recommendations for salary adjustments, if any, annual cash incentives, and long-term and short-term awards. Although the Compensation Committee considers these recommendations when making decisions regarding executive compensation, it retains full discretion to set all compensation for our executive officers.

Board Leadership Structure and Board’s Role in Risk Oversight

We have not separated the positions of Chairman of the Board and Chief Executive Officer, and we have a Lead Independent Director. Mr. Thomas has served as our Chairman of the Board of Directors, Chief Executive Officer and President since March 2007. We believe that combining the positions of Chairman and Chief Executive Officer allows for focused leadership of our organization which benefits us in our relationships with investors, customers, suppliers, employees and other constituencies. We believe that focusing the leadership of the Company under Mr. Thomas is the appropriate leadership structure for our Company and that any risks inherent in that structure are balanced by the oversight of our otherwise independent Board and the roles played by our Lead Independent Director. Given Mr. Thomas’ past performance in the roles of Chairman of the Board and Chief Executive Officer, at this time the Board believes that combining the positions continues to be the appropriate leadership structure for our Company and does not impair our ability to continue to practice good corporate governance. Mr. Press is our Lead Independent Director. His duties as Lead Independent Director include leading the Board executive sessions and meetings of the Board at which the Chairman is not present, coordinating the activities of independent directors, liaising between Mr. Thomas and other independent directors, and receiving and managing communications from stockholders addressed to non-management directors. Our Lead Independent Director also communicates with senior management on matters of Board-level importance to our Company.

Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of material risk management. In its risk oversight role, the Board of Directors reviews significant individual matters as well as risk management processes designed and implemented by management with respect to risk generally. The Board has designated the Audit Committee as the Board committee with general risk oversight responsibility. The Audit Committee quarterly discusses with management the Company’s major risk exposures and the processes management has implemented to monitor and control those exposures and broader risk categories, including risk assessment and risk management policies. Management provides to the Audit Committee quarterly reports on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Additionally, members of our senior corporate management and senior executives of our business units regularly attend Board meetings and are available to address Board inquiries on risk oversight matters. Separate and apart from the quarterly risk reviews and other communications between senior executives and the Board, many actions that potentially present a higher risk profile, such as acquisitions, material changes to our capital structure, or significant investments, require review or approval of our Board or its committees as a matter of oversight and corporate governance.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are available at www.chart-ind.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio, 44125.

CEO Succession Planning

We have a succession planning process in place in the event it becomes necessary to replace our CEO. Our Compensation Committee periodically reviews and is responsible for the management, oversight and monitoring of our succession plan. We believe that having a succession planning process in place is fundamental to a comprehensive program of good corporate governance.

Code of Ethical Business Conduct and Officer Code of Ethics

The Board of Directors has adopted our Code of Ethical Business Conduct and also our Officer Code of Ethics, which are both available at www.chart-ind.com by clicking on the link for Investor Relations. You also can obtain a printed copy of these documents, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio, 44125.

In order to enhance employee awareness of our Code of Ethical Business and Conduct, we conduct periodic ethics and compliance training for all of our employees to provide them with the knowledge necessary to maintain our high standards of ethics and compliance. The Board of Directors has also designated Ethics Representatives and a Chief Compliance Officer for ethics to assist in the administration of and to encourage adherence with the Code of Ethical Business Conduct.

Stockholder Communications with the Board

Stockholders may communicate their concerns directly to the entire Board or specifically to non-management directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio, 44125. The status of all outstanding concerns addressed to the entire Board or only to non-management directors will be reported to the Chairman of the Board or the Lead Independent Director, respectively, on a quarterly basis. Mr. Press has been designated as the Lead Independent Director.

Stockholder recommendations for director nominations will be forwarded to the Nominations and Corporate Governance Committee to evaluate the qualifications and experience of the nominees. To be in proper written form, a stockholder’s notice proposing nominations of persons for election to the Board of Directors must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series and number of all shares of stock of the Company which are owned by the proposed nominee;

•	the name of each nominee holder of shares owned beneficially but not of record by the proposed nominee and the number of shares of stock held by each such nominee holder;

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whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the proposed nominee with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the proposed nominee, the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, the proposed nominee or to increase the voting power or pecuniary or economic interest of the proposed nominee with respect to the stock of the Company;

•	the written consent of each proposed nominee to being named as a nominee and to serve as a director if elected;

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any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated under the Exchange Act; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is made:

•	the name and record address of such stockholder;

•	the class, series and number of all shares of stock of the Company which are owned by such stockholder and any beneficial owner;

•	the name of each nominee holder of shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder;

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whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder or such beneficial owner with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder or beneficial owner, the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, such stockholder or beneficial owner or to increase the voting power or pecuniary or economic interest of such stockholder or beneficial owner with respect to the stock of the Company;

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a description of all agreements, arrangements, or understandings between such stockholder and any beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination is made by such stockholder and any material interest of such stockholder or beneficial owner in such nomination, including any anticipated benefit to the stockholder or beneficial owner therefrom;

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a representation that such stockholder will provide the Company in writing the information required above as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly announced;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

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any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act.

In connection with the nomination of potential directors, the advance notice requirements described above are designed to ensure that all relevant information about proposed director nominees and the proponent of any director nominee is made available for consideration by stockholders, our Board of Directors and the members of our Nominations and Corporate Governance Committee.

Our By-Laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting or at such other time as specified in our By-Laws. Our By-Laws also specify requirements as to the form and content of a stockholder’s notice. You also can obtain a printed copy of our By-Laws, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement prepared in connection with its 2010 Annual Meeting of Stockholders.

Compensation Committee

Richard E. Goodrich, Chairman

Steven W. Krablin

Michael W. Press

Thomas L. Williams

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The primary objectives of the Compensation Committee of our Board of Directors with respect to the administration of our Company’s executive compensation programs are to:

•	create and enhance stockholder value by attracting and retaining key executive talent;

•	align our executive officers’ incentives with stockholder value creation by tying compensation to the achievement of measurable operational and strategic objectives; and

•	award compensation at levels commensurate with each executive officer’s performance, experience and responsibilities.

Background

Before our initial public offering in 2006, our compensation structure was designed to be heavily performance-based, consistent with the objectives of our then private equity ownership by First Reserve Fund X, L.P. (“First Reserve”), an affiliate of First Reserve Corporation. After First Reserve disposed of its remaining interest in us in our June 2007 secondary offering, our Compensation Committee engaged Mercer, an independent outside compensation consulting firm, to assist the Compensation Committee in its review of our executive compensation program. The review included a study to identify companies that should be considered as peer group companies for executive compensation purposes, as well as a review of our historical compensation objectives and philosophy, and the individual components of our total compensation package for our executive officers. For further discussion of the Compensation Committee’s engagement of Mercer, see “Corporate Governance and Related Matters—Information Regarding Meetings and Committees of the Board of Directors—Compensation Committee” above.

Our Compensation Committee continues to employ a performance-based compensation philosophy with respect to executive compensation. This has historically resulted in slightly below median base salaries relative to peers with higher levels of cash incentive compensation based on performance achievement, which together with long-term equity-based incentive compensation can result in above median total compensation when performance levels are achieved. When analyzing the compensation structure in 2009 and making its decisions for 2010, the Compensation Committee considered multiple factors including the input of its compensation consultant, the experience of its members, the performance of our executive officers and the Company, prevailing economic conditions and the historical success of the compensation structure in achieving the objectives of the Company’s compensation programs. Additionally, the Compensation Committee reviewed whether its current compensation philosophy encourages executive officers to take undue risk in order to meet compensation targets. The Compensation Committee also considered the advantages and disadvantages of the performance-based structure and how any potential changes could impact our compensation goals or encourage our executive officers to take unnecessary risk. The Compensation Committee determined that a compensation structure weighted towards performance-based compensation continues to be appropriate for the Company and achieves the Company’s goal of retaining and appropriately compensating our executive officers while aligning their interests with those of our stockholders without encouraging the assumption of undue risk.

Benchmarking Methodology

Our Compensation Committee believes that benchmarking provides the Company with a useful tool to gauge the appropriateness of our current compensation objectives and philosophy. Comparing Company performance and each element of our executive officers’ total compensation to the compensation information of similarly situated executives at companies that we consider to be our peers allows the Compensation Committee to consider the compensation framework of those companies that face similar challenges in competition for talent when making compensation decisions.

With the assistance of Mercer, the Compensation Committee identified a group of companies with which the Compensation Committee believes the Company is in a comparable position with respect to competition for talent and for stockholder investment, and which are similar in size and business mix to the Company (the “Compensation Peer Group”). From time to time the Compensation Committee reviews the companies it considers to be peers for compensation purposes and changes the Compensation Peer Group as it deems necessary. The Compensation Peer Group aids the Compensation Committee in determining appropriate base salaries, short and long-term incentives and total overall compensation for our executives. In connection with the Compensation Committee’s evaluation of compensation standards, the Compensation Committee reviewed the 25th percentile, median and 75th percentile data for the Compensation Peer Group in each element of compensation (base salary, target annual cash incentive compensation, target long-term equity based compensation as well as the resulting total direct compensation). The Compensation Committee also reviewed and compared similar information from broader market compensation surveys. These comparisons are a point of reference for measurement and not the determinative factor in setting our executives’ compensation. The purpose of this benchmarking is not to supplant the Compensation Committee’s analysis of various factors considered in making compensation decisions, such as Company and business unit financial performance, shareholder return, internal pay equity, compensation history and the individual performance of our executive officers. The Compensation Committee also considers the recommendations and input from our Chief Executive Officer as described under “Corporate Governance and Related Matters—Role of Executive Officers in Compensation Decisions” above.

Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, such as identifying comparable peer companies that are substantially similar in size and business mix, the Compensation Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

The following 11 companies comprised our Compensation Peer Group in 2009 and represent the same peer group as 2008:

Altra Holdings, Inc.	Columbus McKinnon Corp.	Lufkin Industries, Inc.

Ampco-Pittsburgh, Corp.	EnPro Industries, Inc.	Powell Industries, Inc.

Barnes Group Inc.	Gorman-Rupp Company	Robbins & Myers, Inc.

Circor International, Inc.	Kaydon Corporation

In early 2010, in consultation with Mercer, the Compensation Committee considered the expansion of the Compensation Peer Group to reduce year over year variability in Compensation Peer Group compensation practices due to the relatively small number of companies in our Compensation Peer Group as well as to ensure appropriate coverage of the markets and industries we serve. The Compensation Committee approved the addition of the following nine companies to the Compensation Peer Group going forward:

Dresser-Rand Group Inc.	Idex Corporation	Graco Inc.

Gardner Denver, Inc.	TriMas Corporation	ESCO Technologies Inc.

Invacare Corporation	Nordson Corporation	Colfax Corporation

The Compensation Committee believes that the expanded Compensation Peer Group more accurately reflects companies similar in size and business mix to us and will reduce variability in year to year Compensation Peer Group compensation practices. With the exception of Mr. Thomas’ 2010 base salary and target incentive compensation, which was determined by the Compensation Committee in late February, the Compensation Committee did not consider data from the expanded Compensation Peer Group in determining executive compensation for 2010, but rather used the original 11 company Compensation Peer Group. The Compensation Committee will use the expanded Compensation Peer Group, as it may be changed in the Committee’s sole discretion from time to time, to benchmark executive compensation in the future.

Pay Mix and Total Compensation for Executive Officers

The Company intends to attract and retain talented executives with competitive salaries and annual cash incentive compensation opportunities based on annual performance, balanced by long-term equity-based incentive compensation awards that provide value commensurate with stockholder gains. Historically, the Company has relied more heavily on annual performance-based compensation to offset slightly below-median base salaries, which together with long-term equity-based incentive compensation, generally has comprised a total direct compensation package for our executives above the median of the Compensation Peer Group when targeted performance levels are achieved. This variable pay focus is appropriate for a company such as ours that has historically seen significant fluctuations in performance based on the cyclical aspects of our business. Given the current economic downturn conditions and the cyclic nature of our business, the Compensation Committee believes that a performance-based focus on compensation strikes an appropriate balance between competitively compensating our executive officers on a flexible-cost basis and mitigating the risk that our incentive structure encourages our executives to make decisions that might negatively impact the long-term financial condition of the Company.

Elements of Compensation

Executive compensation consists of the following primary components:

Base Salary. Base salaries are generally reviewed annually, and adjusted from time to time to reflect performance, experience, responsibilities and market conditions. Salary review is generally conducted by the Compensation Committee before or during the early part of the fiscal year for which the base salary will become effective. The Compensation Committee is responsible for setting the base salary of the Chief Executive Officer, and considers his individual responsibilities, performance and experience, and the competitive market compensation paid by other companies of similar size in similar industries provided by Mercer. Base salary decisions with respect to the other executive officers are recommended to the Compensation Committee by the Chief Executive Officer. In making this recommendation, the Chief Executive Officer considers each executive officer’s individual responsibilities, performance and experience, and market data provided by Mercer, including compensation paid to other executive officers with similar levels of experience, scope of responsibilities, performance and potential in the Compensation Peer Group and other broader survey data. However, any increase in base salary is granted at the sole discretion of the Compensation Committee.

The current base salary rate for the Chief Executive Officer, which is $600,000 for 2010, represents an increase in salary from $550,000 at the end of 2009 and $500,000 for the first ten months of 2009. The base salaries for the executive officers other than the Chief Executive Officer for 2010 are: $270,000 for the Executive Vice President and Chief Financial Officer (an increase from $262,150 for 2009); $243,000 for the Vice President, General Counsel and Secretary (no increase from 2009); $192,000 for the Vice-President—Corporate Development and Treasurer (no increase from 2009); and $163,800 for the Chief Accounting Officer and Controller (no increase from 2009). The Compensation Committee determined for 2010, with the exception of Messrs. Thomas and Biehl, not to raise base salaries of the named executive officers in light of the challenging economic environment. The decision to keep 2010 base salaries for most of the executive officers at 2009 levels is consistent with the Company’s determination to limit pay increases for senior managers generally for 2010. The Compensation Committee raised the 2010 base salaries of Messrs. Thomas and Biehl to levels more commensurate with peer median based on the determination that the base salaries for Messrs. Thomas and Biehl in 2009 were below the market median base salaries of comparable executives with similar responsibilities.

Annual and Other Cash Incentive Awards. In addition to their base salary, executive officers are eligible to earn an annual cash incentive bonus. Consistent with our performance-based compensation philosophy, the annual cash incentive bonus can represent a significant portion of total compensation. The purpose of annual cash bonuses is to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance. Our annual incentive program was designed to provide our executive officers with incentive compensation based upon the achievement of pre-established performance goals. The performance criteria are tied to Company, rather than individual performance. The

Compensation Committee recognizes that when performance-based compensation becomes a disproportionate percentage of total compensation or is not appropriately structured and managed in the context of a total compensation package, certain incentives may be created for executives to take risks in order to achieve compensation targets that they might not otherwise take or that are not in the best long-term interests of the Company or its stockholders. The Compensation Committee believes that the Company’s compensation structure, while performance-based, is appropriately structured to mitigate those risks because our executives’ performance-based compensation is one part of a structured compensation package that includes elements of compensation that align the interests of our executives with the long-term interests of our stockholders and the overall success of the Company. Further, the Compensation Committee can modify any cash incentive bonus in its discretion in the event of an unanticipated or unearned outcome, which allows the Compensation Committee to maintain appropriate control over performance-based compensation.

At our annual meeting last year the Board adopted and stockholders approved the Chart Industries, Inc. 2009 Incentive Compensation Plan (the “2009 Incentive Compensation Plan”). Annual cash bonuses for the 2010 fiscal year and going forward will be awarded under the 2009 Incentive Compensation Plan. Annual cash bonuses for fiscal years 2007-2009 were awarded under the Chart Industries, Inc. Incentive Compensation Plan (the “Old Incentive Compensation Plan”). Like the Old Incentive Compensation Plan, the 2009 Incentive Compensation Plan provides the Compensation Committee with significant flexibility to establish performance criteria and performance periods for which cash incentive compensation will be awarded. For more information on the 2009 Incentive Compensation Plan, see “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table—Equity and Incentive Plan Awards” below.

Our Compensation Committee set annual incentive compensation targets and performance measures for our 2009 fiscal year under the Old Incentive Compensation Plan. Under these targets, our executive officers were eligible to earn a cash incentive bonus for our 2009 fiscal year if performance exceeded threshold amounts in an amount up to a pre-determined percentage, ranging from 67.5% to 165% of the executive officer’s base salary at the time the thresholds were set by the Compensation Committee (with higher ranked officers eligible to receive a higher percentage of base salary), at maximum performance levels. The performance measures established under the Old Incentive Compensation Plan for the 2009 fiscal year for executive officers were operating income, net income and working capital, weighted for purposes of calculating the award at 65%, 15% and 20%, respectively. The working capital component measures the Company’s net working capital use efficiency determined relative to the Company’s rolling average sales. The Compensation Committee selected these measures to align executive officer cash bonus measures to measures that are believed to be meaningful indications of our performance for our stockholders. These performance measures were set at levels that were believed to represent, when they were set in early 2009, significant performance that would involve some difficulty at the threshold levels, substantially increased difficulty at the 100% target levels, and significant difficulty at the maximum levels, in each case relative to historical trends and future expectations at the time the levels were set. Actual performance below the minimum performance threshold for a performance objective would result in no payment based on that objective. The table below details the threshold, target and maximum performance levels for each of the performance measures established by the Compensation Committee for fiscal 2009 (performance measures for working capital permit awards to be paid in excess of target proportionate to operating income performance exceeding target performance):

Performance Measure	Threshold	Target	Maximum
Operating Income	$52,200,000	$104,300,000	$119,900,000
Net Income	$29,600,000	$59,200,000	$68,100,000
Working Capital	15.3%	13.9%	N/A

Following the end of the 2009 fiscal year, the Compensation Committee determined (i) whether and to what extent any of the established performance objectives were satisfied for 2009, and (ii) for each executive officer employed as of the last day of 2009, the actual bonus to which such executive officer is entitled for 2009. Actual results for each of the performance measures established for the 2009 fiscal year were as follows: (i) operating income, $105.5 million; net income, $61.2 million; and working capital, 14.3%. These results reflect adjustment from actual results for purposes of incentive compensation to exclude certain unusual items in accordance with plan terms. The following table summarizes the fiscal 2009 payout opportunities that were available for each of our executive officers upon satisfaction of the annual threshold incentive target and maximum performance measures and the actual payout of annual cash incentive payments for fiscal 2009:

	Annual Threshold Target		Annual Incentive Target		Annual Incentive Maximum		Actual 2009 Annual Incentive Payout
	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)
Samuel F. Thomas(1)	0%	0	110%	$550,000	165%	$825,000	109.1%	$545,812
Michael F. Biehl	0%	0	100%	262,150	150%	393,225	99.2%	260,154
Matthew J. Klaben	0%	0	75%	182,250	112.5%	273,375	74.4%	180,862
James H. Hoppel, Jr.	0%	0	65%	124,800	97.5%	187,200	64.5%	123,850
Kenneth J. Webster	0%	0	45%	73,710	67.5%	110,565	44.7%	73,149

(1)	Mr. Thomas’ annual incentive target was based on his salary of $500,000 when the targets were set in early 2009. The Compensation Committee subsequently increased his annual salary rate to $550,000, effective November 1, 2009, without increasing his annual incentive target amount.

The incentive payments were paid to the executives on March 12, 2010 and are included in the 2009 Summary Compensation Table. Payments made under the Old Incentive Compensation Plan are intended to be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code under transition reliance period rules applicable to compensation paid pursuant to a plan that existed before we became publicly held and that was disclosed in our initial public offering prospectus. The 2009 Incentive Compensation Plan has been designed to allow compliance with the exclusion from the deduction limitations of Section 162(m) of the Internal Revenue Code for performance-based compensation.

For fiscal year 2010, each of our executive officers is eligible to receive an annual bonus of up to 150% of a target amount designated for each executive, based upon a percentage of such executive’s 2010 base salary (the “Base Target”). Base Targets for fiscal year 2010 are as follows: (i) Mr. Thomas, 150% or $900,000; (ii) Mr. Biehl, 100% or $270,000; (iii) Mr. Klaben, 75% or $182,250; (iv) Mr. Hoppel, Jr., 65% or $124,800; and (v) Mr. Webster, 45% or $73,710. The performance measures established under the 2009 Incentive Compensation Plan for the 2010 fiscal year for executive officers are the same as 2009 and are operating income, net income and working capital, weighted for purposes of calculating the award at 65%, 15% and 20%, respectively. Except for Mr. Thomas’ Base Target, the Base Targets for 2010 are also the same as 2009. After consultation with Mercer, the Compensation Committee determined that Mr. Thomas’ total compensation package was well below the Compensation Peer Group median. In order to make Mr. Thomas’ total compensation package more in line with his counterparts at peer group companies and to recognize the importance of his performance as our Chief Executive Officer, the Compensation Committee increased Mr. Thomas’ Base Target to 150% of his annual salary. Specific threshold, target and maximum performance levels are different from those set in 2009. We believe that disclosing the specific performance levels to be used for determining annual bonuses would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight into our business strategy, pricing margins, capabilities and current compensation for executive talent. In order to achieve performance levels set for fiscal year 2010, we believe we must achieve the following at threshold, 100% and maximum bonus levels:

•

To achieve the threshold levels set for fiscal year 2010, we believe we have to be successful in continuing to match our cost structure to an environment of low order volume without harming our business and without new negative macroeconomic pressures arising while capturing new opportunities as they arise.

•

To achieve the 100% target levels, we would expect to have accomplished controlling our cost structure in an environment of reduced orders, relative to long-term trends, while successfully identifying and exploiting significant niche opportunities to grow during 2010 with substantially improving industry conditions.

•

To achieve maximum bonus levels, we believe it would require aggressively aligning our cost structure in an increasing order environment while successfully identifying and executing on many opportunities to exploit our strengths during 2010 with industry conditions approaching pre-recession conditions by mid-2010.

In the current economic environment it is difficult to forecast future Company performance and correspondingly difficult to set appropriate bonus targets tied to Company performance that are consistent with our overall compensation philosophy. Accordingly, taking into consideration the Company’s overall compensation structure and compensation philosophy, the setting of targets at levels of profitability that would support corresponding incentive payouts, and broader economic and financial challenges facing the Company for 2010 increasing substantially the level of significant difficulty to achieve target performance, the Compensation Committee set the minimum threshold level to earn any incentive compensation award for 2010 at 35% of target performance, with any incentive award interpolated at performance levels between 35% and 100% and between 100% and 150% of target.

Long-Term Incentive Compensation. The third primary element of the Company’s executive compensation program is comprised of long-term compensation awards, which the Compensation Committee delivered for 2007, 2008 and 2009 in the form of non-qualified stock option awards and performance units that vest based on Company financial and stock price performance. During 2009 and into 2010 the Compensation Committee continued to evaluate the long-term incentive compensation structure and considered what other forms of equity-related compensation may align the long-term interests of management and our stockholders and serve other Company needs. Under the Company’s equity incentive plans approved by stockholders the Company also may grant awards of stock appreciation rights, restricted stock, restricted share units, and other stock-based grants, including shares of our Common Stock granted in the form of other equity and performance-based incentives, as may be deemed appropriate by the Compensation Committee. The Compensation Committee believes the primary benefits of equity-based awards is to motivate executives to increase stockholder value as equity-based awards generally only increase in value if the Company’s stock price increases from the time the awards are granted.

Prior to our initial public offering, the Compensation Committee granted non-qualified stock options to our executive officers under our 2005 equity incentive plan (the “2005 Stock Incentive Plan”). Approximately 35% of these options were what we refer to as “time options,” which vest and become exercisable over five years, assuming the holder thereof continues to be employed by us. The remaining portion of these options, which we refer to as “performance options,” vested and became exercisable (or were forfeited) upon completion of our secondary offering in June 2007 and the achievement of the “Fund X Net Return,” which is the amount received by First Reserve in respect of its investment in us divided by the amount of the investment by First Reserve in us, which we refer to as the Fund X Investment. In connection with the completion of the secondary offering in which First Reserve determined to dispose of all of its remaining investment in us and First Reserve’s realization of a specific Fund X Net Return upon completion of the offering, 82% of the performance-based options held by executive officers and other members of management vested while the remaining 18% were forfeited. For a description of the compensation expense we incurred in 2007 related to performance stock options held by executive officers, and related valuation assumptions, see note (6) to “2009 Summary Compensation Table.”

Equity-based compensation remains an important component of the Company’s compensation strategy and an important tool for us with respect to attracting and retaining executive talent and aligning the interests of our executive officers with the interests of our stockholders. This goal has become increasingly more important to the Compensation Committee as the Company continues to address fundamental changes in its industry and their effect on the Company’s performance and stock price. From 2007 to the present, our equity-based awards have been developed with analysis and advice of Mercer that transitioned us from providing primarily traditional stock option awards to a more balanced portfolio approach relying not only on stock options, but also elements tied to both performance relative to peers and performance goals set internally over a multi-year period. Based on data provided by Mercer, approximately one-third of the value under this long-term incentive program for 2007, 2008 and 2009 was delivered as annual grants of stock option awards while the remaining two-thirds was delivered in the form of performance units.

Stock option grants under the long-term incentive program are planned to be made annually at the discretion of the Compensation Committee and generally vest ratably over a four-year period, unless otherwise determined by the Compensation Committee. Continued service of the executive is required during the vesting period. In our 2009 fiscal year, we awarded non-qualified stock options covering a total of 72,460 shares of Common Stock under our 2005 Stock Incentive Plan, at an exercise price of $11.00 per share, as follows: (i) Mr. Thomas, 50,000; (ii) Mr. Biehl, 9,750; (iii) Mr. Klaben, 5,210; (iv) Mr. Hoppel, 4,140; and (v) Mr. Webster, 3,360. For a description of grant date fair values related to stock options granted to executive officers in 2009, and related valuation assumptions, see note (2) to “2009 Summary Compensation Table.”

On January 4, 2010, we awarded the following non-qualified stock options to executive officers under the Chart Industries, Inc. 2009 Omnibus Equity Plan (the “2009 Omnibus Equity Plan”) at an exercise price of $17.03 per share: (i) Mr. Thomas, 47,170; (ii) Mr. Biehl, 11,000; (iii) Mr. Klaben, 5,730; (iv) Mr. Hoppel, 4,520; and (v) Mr. Webster, 3,860. In determining the number of stock options to grant to the executive officers in 2010, the Compensation Committee considered, among other matters, the advice of Mercer, the prevailing option valuation methodologies, the expected value of 2010 awards at varying grant levels, the impact of changes in the stock price and the competitiveness of the long-term compensation package at varying reward levels relative to peer and survey data from Mercer.

Long-term performance unit awards, which may be paid in cash or stock at the Compensation Committee’s discretion, are designed to align the interests of the executives with our longer-term strategic objectives and to reward the achievement of certain pre-determined objectives. Performance units are granted at the discretion of the Compensation Committee and vest based on the attainment of predefined performance goals over three-year performance periods (30 months in the case of the 2007 awards). Performance units were granted for 2009 to executive officers as follows: (i) Mr. Thomas, 26,150; (ii) Mr. Biehl, 8,990; (iii) Mr. Klaben, 4,800; (iv) Mr. Hoppel, 3,810; and (v) Mr. Webster, 3,090.

For the long-term performance units granted in 2009, 2008 and 2007, amounts that may be or were paid depend on two performance measures:

•

Fifty percent of the potential award depends on our relative total stockholder return (“RTSR”) over a three-year period (30 months in the case of the 2007 awards). RTSR is measured against a group of peer companies in the industrial and energy businesses (the “Long-Term Incentive Peer Group”). The Compensation Committee believes that this metric is considered by stockholders to be a prominent measure of performance; and

•

In the case of the 2008 and 2007 awards, fifty percent of the potential award depends on our EBITDA (earnings before interest, tax, depreciation and amortization) growth over a three-year performance period (30 months in the case of the 2007 awards). EBITDA growth is measured relative to the Company’s strategic planning process. The Compensation Committee believes that this metric aligns the interests of our executives with those of our stockholders by awarding incentive payments that correspond with the long-term improvement in the Company’s profitability. In the case of the 2009 awards, fifty percent of the potential award depends on our EBITDA growth relative to the EBITDA growth of the Long-Term Incentive Peer Group (“REBITDA”). The Compensation Committee believes that the award of performance units based on Company performance relative to a selected peer group meets the Company’s goal of attracting and retaining talented executives while aligning the interests of executives with the interests of our stockholders by removing some variability based on broader economic conditions beyond the Company’s reasonable control.

The Long-Term Incentive Peer Group for the performance units granted in 2009, 2008 and 2007 is comprised of the following companies:

Air Products & Chemicals, Inc.	Circor International, Inc.	Kaydon Corporation

Airgas, Inc.	Columbus McKinnon Corp.	Lufkin Industries, Inc.

Altra Holdings, Inc.	Dresser-Rand Group Inc.	National Oilwell Varco, Inc.

Ampco-Pittsburgh Corp.	EnPro Industries, Inc.	Powell Industries, Inc.

Barnes Group, Inc.	Exterran Holdings, Inc.	Praxair Inc.

Cameron International Corp.	Gorman-Rupp Company	Robbins & Myers, Inc.

On February 22, 2010, the Compensation Committee determined that the 2007 performance unit awards had met certain EBITDA growth targets. The minimum performance threshold for the EBITDA growth portion of the 2007 performance units awards was 10% compound annual EBITDA growth, target performance was 13% and the maximum performance measure was 16%, which would result in the vesting of 35%, 100% and 150% of the EBITDA growth portion of the 2007 performance unit awards, respectively. Actual EBITDA compound annual growth over the performance period was 10.49%, resulting in the vesting of 22.81% of the total performance units granted on August 2, 2007, and the following share payments to our named executive officers: (i) Mr. Thomas, 3,843 shares; (ii) Mr. Biehl, 1,282 shares; (iii) Mr. Klaben, 610 shares; (iv) Mr. Hoppel, 524 shares; and (v) Mr. Webster, 273 shares. The 2007 awards did not meet the threshold RTSR performance measure and as a result no 2007 performance units vested based on RTSR performance.

The performance units granted in 2008 may be earned in a range between 35%, 100% and 150% of the number of units specified in the grant document, depending on whether Company performance meets the minimum performance threshold for each performance measure, meets the 100% target for each performance measure, or meets or exceeds the maximum target level for each performance measure for the performance period, respectively. For the performance units awarded in 2008, the threshold, target and maximum percentage rankings for Company RTSR performance are 50%, 75% and 90%, respectively, relative to Long-Term Incentive Peer Group performance. The minimum performance threshold for the EBITDA growth portion of the 2008 performance units awards was 15% compound annual EBITDA growth, target performance was 18% and the maximum performance measure was 21%, which would result in the vesting of 35%, 100% and 150% of the EBITDA growth portion of the 2008 performance unit awards, respectively.

The performance units granted in 2009 may be earned in a range between 10%, 100% and 150% of the number of units specified in the grant document, depending on whether Company performance meets the minimum performance threshold for each performance measure, meets the 100% target for each performance measure, or meets or exceeds the maximum target level for each performance measure for the performance period, respectively. In no event will the number of earned performance units exceed 150% of the number of units specified in the grant document. For the performance units awarded in early 2009, the threshold, target and maximum percentage rankings for RTSR and REBITDA growth are 35%, 55% and 75%, respectively, relative to Long-Term Incentive Peer Group performance. The Committee retains full discretion with respect to setting the targets for performance-vesting stock awards granted from time to time to respond to changes in market and economic conditions.

As of December 31, 2009, it was determined, based on current projections, that it was unlikely that the 2008 awards of performance units based on EBITDA growth would be earned at the end of their performance period. Because the RTSR portion of the 2009 and 2008 performance unit awards is based on the price of our stock relative to the stock prices of the companies in the Long-Term Incentive Peer Group, and the REBITDA portion of the 2009 performance units is based on relative EBITDA performance measured against the Long-Term Incentive Peer Group, it is very difficult to predict the amount of awards that may be earned, if any, at the end of the performance periods based on RTSR or REBITDA performance.

After consultation with Mercer, on February 22, 2010, we awarded shares of restricted stock under the 2009 Omnibus Equity Plan to our executive officers as follows: (i) Mr. Thomas, 43,420; (ii) Mr. Biehl, 9,290; (iii) Mr. Klaben, 4,840; (iv) Mr. Hoppel, 3,830; and (v) Mr. Webster, 3,260. This restricted stock vests based on continued service in equal installments on each of the first three anniversaries of the date of grant. The Committee considered the advice of Mercer and the uncertainty of the performance of performance unit awards in the current economic climate in determining to award restricted stock rather than performance units for 2010. The Compensation Committee determined that restricted stock awards would more effectively achieve the Company’s compensation objectives for 2010, in particular to provide more meaningful retention features than performance units. The grant of restricted stock for 2010, when considered with the Company’s other outstanding long-term incentive awards, serves the Company’s long-term compensation and executive talent retention goals while still maintaining the Company’s performance-based compensation philosophy. The Committee remains committed to a performance-based compensation philosophy for the Company going forward.

In 2007, the Compensation Committee implemented stock ownership guidelines for our senior executives as part of our equity compensation program. The guidelines set guideline levels of ownership of our Common Stock for our Chief Executive Officer at three times base salary and for other executive officers at one times base salary. Executives who do not meet the guidelines are expected to satisfy them within five years. The ownership guidelines are intended to be administered and reviewed periodically by the Compensation Committee.

Option Grant Policies. For stock options granted under the 2009 Omnibus Equity Plan and the 2005 Stock Incentive Plan, the exercise price per share is equal to the fair market value on the applicable date of grant, which is defined for purposes of the 2009 Omnibus Equity Plan and 2005 Stock Incentive Plan as the closing price and the average of the closing bid and asked price, respectively, of the Common Stock quoted on NASDAQ on the date of grant. We have not made any equity grants in connection with the release or withholding of material non-public information.

Equity grants in the form of stock awards made to our non-employee directors, as discussed below under “Director Compensation,” were granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value of our Common Stock on the date of grant. Other than with respect to regular quarterly stock awards made to our non-employee directors as described below, we do not have any program, plan or policy which requires us to grant equity compensation on specified dates.

Deferred Compensation. The terms of our Amended and Restated Voluntary Deferred Income Plan are described below under “—2009 Nonqualified Deferred Compensation Table.” Participation in this plan is entirely voluntary, and we presently do not offer any matching monies or contributions. We offered this plan to our executive officers to defer their compensation to subsequent years to help with their personal tax planning. Of the executive officers, only Mr. Thomas has elected to participate in this plan in recent years, electing to defer portions of his compensation for 2007.

Other Benefits. Executive officers are eligible to participate in all of our employee benefit plans, including our 401(k) Plan, health, life and disability insurance, retirement, deferred compensation and fringe benefits, as well as any equity compensation plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company. Additionally, all of our executive officers receive automobile allowances. In accordance with our performance-based compensation philosophy, we intend to continue to maintain competitive executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable, subject to the applicable terms of the executive employment agreements.

Change in Control Payments

Our employment agreements with our executive officers contain change in control provisions. The Compensation Committee believes that employment agreements with change in control provisions assist the

Company in attracting and retaining executive talent. The benefits conferred in the current agreements range from one to three times the individual’s base salary plus target annual cash incentive compensation, and other benefits, and are effective for termination of employment (including constructive termination) outside of the change in control context, and in the event of both a change in control and termination of employment (including a constructive termination) within two years following the change of control. The arrangements provide higher (three and two times base salary and annual compensation for the CEO and CFO, respectively) multiples of compensation upon separation following a change in control for the Chief Executive Officer and Chief Financial Officer only. The Compensation Committee believes that providing such benefits only to the Chief Executive and Chief Financial Officers provides sufficient protection for the Company in retaining its executive officers. For this purpose, a change in control would generally occur in any of the following instances (each a “Change in Control”):

•

a change in ownership of the Company by which any person, or more than one person acting as a group, acquires ownership of stock of the Company (or such an affiliate) constituting more than 50% of the total fair market value or total voting power of the Company’s outstanding Common Stock;

•

a change in effective control of the Company by which: (i) any one person, or more than one person acting as a group, acquires or has acquired during the most recent 12-month period ownership of stock of the Company possessing 30% or more total voting power of the Company’s outstanding Common Stock; or (ii) a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the appointment or election; or

•

a change in the ownership of a substantial portion of the assets of the Company by which any one person, or more than one person acting as a group, acquires assets from the Company that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company prior to such acquisition.

In addition, immediately upon any change in control (as defined in our Amended and Restated Voluntary Deferred Income Plan) Mr. Thomas’ interest in all amounts credited to his account under this plan will fully and immediately vest and become nonforfeitable. There currently are no Company contributions credited to Mr. Thomas’ account or any other employees’ account under this plan. In addition, our executive officers may receive payments under our 2009 Incentive Compensation Plan following a Change in Control if the Compensation Committee determines the performance criteria have been met, as described above under “Elements of Compensation—Annual and Other Cash Incentive Awards.”

For more information on Change in Control and severance benefits, see “Other Potential Post-Employment Payments” below.

Anticipated Changes in Executive Compensation

Our executive compensation programs will continue in their current form until such time as the Compensation Committee determines in its discretion that revisions to our current plans or replacement plans are advisable. Such revisions may include changes in our compensation arrangements and analysis in the future, including the peers against which our committee measures executive compensation, changes in equity or other long-term incentives, and other changes as the committee may determine.

2009 SUMMARY COMPENSATION TABLE

The following table and related notes and discussion summarize compensation earned for our 2007, 2008 and 2009 fiscal years by our five executive officers who served as executive officers during and at the end of 2009, who we refer to as our “named executive officers,” presented in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation ($)(4)	Total ($)
Samuel F. Thomas (Chairman, Chief Executive Officer and President)(5)	2009	$550,000	—	$137,597	$370,969		$545,812	$36,017	$1,640,395
	2008	500,000	—	509,332	299,495		720,940	34,060	2,063,827
	2007	450,000	—	429,610	1,616,900	(6)	735,431	33,757	3,265,698

Michael F. Biehl (Executive Vice President and Chief Financial Officer)	2009	$262,150	—	$47,304	$72,339		$260,154	$36,719	$678,666
	2008	262,150	—	175,037	102,729		343,626	35,010	918,552
	2007	245,000	—	143,404	494,730	(6)	364,001	33,773	1,280,908

Matthew J. Klaben (Vice President, General Counsel and Secretary)	2009	$243,000	—	$25,257	$38,655		$180,862	$34,523	$522,297
	2008	210,000	—	81,236	47,730		206,451	32,943	578,360
	2007	200,000	—	68,191	788,652	(6)	208,001	32,457	1,297,301

James H. Hoppel, Jr.	2009	$192,000	—	$20,048	$30,716		$123,850	$33,410	$400,024
(Vice President—Corporate	2008	192,000	—	74,223	43,620		163,588	32,161	505,592
Development and Treasurer)(7)	2007	170,000	—	58,641	239,629	(6)	164,172	30,837	663,279

Kenneth J. Webster (Chief Accounting Officer and Controller)(8)	2009	$163,800	—	$16,259	$24,929		$73,149	$33,271	$311,408
	2008	156,000	—	60,197	35,402		92,018	30,464	374,081

(1)	Stock awards consist of performance unit awards that are set forth in the table below, which were granted pursuant to Performance Unit Agreements and are subject to pre-determined performance requirements, transfer restrictions and other restrictions specified in the Performance Unit Agreements. Each performance unit represents a right to receive one share or its value in cash, and the units may be earned in a range of 35% to 150% of the number of units specified in the table below in the case of the 2007 and 2008 awards and 10% to 150% in the case of the 2009 awards based on Company shareholder return relative to a peer group of companies and Company earnings growth (relative to a peer group of companies for awards made in 2009), in each case over a performance period ending on December 31, 2009 in the case of the 2007 awards, December 31, 2010 in the case of the 2008 awards and December 31, 2011 in the case of 2009 awards. The dollar values shown in the table above represent the aggregate grant date fair value of the performance unit awards granted in the fiscal year, as calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, “Compensation—Stock Compensation.” For the grant date fair value of the awards if maximum performance levels are achieved and the performance units vest at the 150% level, see the table below.

	Performance Units		Grant Date Fair Value at Maximum Performance Levels(x)
	Grant Date	Number of Units

Samuel F. Thomas	1/2/2009	26,150	$206,396
	1/2/2008	17,430	763,999
	8/2/2007	16,850	644,415

Michael F. Biehl	1/2/2009	8,990	$70,956
	1/2/2008	5,990	262,556
	8/2/2007	5,625	215,106

Matthew J. Klaben	1/2/2009	4,800	$37,885
	1/2/2008	2,780	121,854
	8/2/2007	2,675	102,286

James H. Hoppel, Jr.	1/2/2009	3,810	$30,071
	1/2/2008	2,540	111,334
	8/2/2007	2,300	87,961

Kenneth J. Webster	1/2/2009	3,090	$24,389
	1/2/2008	2,060	90,295

(x)	22.81% of the 2007 performance awards granted on August 2, 2007 vested on February 22, 2010. We recognized the following actual aggregate compensation expenses upon vesting of the 2007 performance awards: $106,528 for Mr. Thomas; $35,537 for Mr. Biehl; $16,909 for Mr. Klaben; $14,525 for Mr. Hoppel; and $7,568 for Mr. Webster. We are unable to predict at this time if our actual performance will meet the performance requirements for vesting for the 2008 and 2009 performance unit awards.

(2)	Stock option awards granted in 2007, 2008 and 2009 were granted pursuant to our 2005 Stock Incentive Plan and become exercisable annually and ratably over four years after the date of grant. With the exception of compensation expense recorded in 2007 for performance options granted in 2005 and 2006, as described in footnote 6 below, for which no aggregate grant date fair value was estimable when granted in 2005 and 2006, the amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. The following assumptions were used in calculating the amounts listed:

The fair value of the options granted on August 2, 2007 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 4.97 percent; dividend yields of 0.0 percent; volatility factors of the expected market price of the Company’s Common Stock of 48.9 percent; and a weighted average expected life of 7 years for the options.

The fair value of the options granted on January 2, 2008 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 3.54 percent; dividend yields of 0.0 percent; volatility factors of the expected market price of the Company’s Common Stock of 47.9 percent; and a weighted average expected life of 6.25 years for the options.

The fair value of the options granted on January 2, 2009 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 2.07 percent; dividend yields of 0.0 percent; volatility factors of the expected market price of the Company’s Common Stock of 74.87 percent; and a weighted average expected life of 6.25 years for the options.

(3)	Reflects amounts of incentive compensation earned under our Old Incentive Compensation Plan. Our Compensation Committee determined that (i) our financial performance for 2007 achieved a weighted level of 148.57% of our 2007 performance measures; (ii) our financial performance for 2008 achieved a weighted level of 131.08% of our 2008 performance measures; and (iii) our financial performance for 2009 achieved a weighted level of 99.24% of our 2009 performance measures. We paid the cash incentive payments to our named executive officers on March 7, 2008; March 13, 2009; and March 12, 2010, respectively.
(4)	All Other Compensation includes the following payments made on behalf of our executive officers. All amounts are calculated based on the aggregate incremental actual cost, in dollars, to us of the benefit listed.

	Year	Perquisites and Other Personal Benefits ($)(x)	Company Contributions to 401(k) Plan ($)(y)	Total ($)
Samuel F. Thomas	2009	$12,000	$24,017	$36,017
	2008	12,000	22,060	34,060
	2007	12,000	21,757	33,757

Michael F. Biehl	2009	$12,125	$24,594	$36,719
	2008	12,000	23,010	35,010
	2007	12,245	21,528	33,773

Matthew J. Klaben	2009	$9,929	$24,594	$34,523
	2008	9,933	23,010	32,943
	2007	9,845	22,612	32,457

James H. Hoppel, Jr.	2009	$9,929	$23,481	$33,410
	2008	10,033	22,128	32,161
	2007	9,845	20,992	30,837

Kenneth J. Webster	2009	$9,929	$24,342	$34,271
	2008	9,933	20,531	30,464

(x)	In 2007, 2008 and 2009, each of the named executive officers received an automobile allowance. Also included is a wellness credit of $245 for Messrs. Biehl, Hoppel and Klaben in 2007 and a wellness credit of $204 for Messrs. Klaben, Hoppel and Webster in 2008 and 2009. The 2008 and 2009 amounts also include a taxable fringe benefit of $129 and $125 respectively, for Messrs. Biehl, Hoppel, Klaben and Webster.
(y)	Includes 401(k) plan matching and other contributions made by us.

(5)	Mr. Thomas’ rate of salary was $500,000 annually at January 1, 2009 but was raised by our Compensation Committee to an annual rate of $550,000 effective November 1, 2009.
(6)	Includes (a) amounts representing the aggregate grant date fair value for time-vested option grants during the fiscal year as follows: Mr. Thomas—$289,994; Mr. Biehl—$96,665; Mr. Klaben—$45,955; Mr. Hoppel—$39,616 and (b) as further described below, the aggregate compensation expense associated with certain performance options which vested in fiscal 2007 as follows: Mr. Thomas—$1,326,906; Mr. Biehl—$398,065; Mr. Klaben—$742,697; Mr. Hoppel—$200,013. The performance options referenced above were granted during 2005 and 2006 and became exercisable during 2007 based on the amount received by First Reserve in respect of its investment in us. None of the performance options vested prior to fiscal 2007 and we were unable to predict at the time of grant when or if First Reserve’s return on its investment in us would reach a minimum threshold amount or other events would occur that would result in any performance option grants ever becoming exercisable. Accordingly, under FASB ASC Topic 718, we were not able to estimate a grant date fair value. As such, we did not recognize any expense with respect to these options for periods prior to fiscal 2007. In June 2007, a net return was recognized by First Reserve with respect to its investment in us in connection with the closing of a secondary offering of the Company’s Common Stock, resulting in the vesting of 82% of the outstanding performance options. As a result, we recognized the aggregate compensation expense disclosed above with respect to these options for 2007.
(7)	Effective March 1, 2008, the Board of Directors of the Company appointed James H. Hoppel, Jr., who previously served as the Company’s Chief Accounting Officer, Controller and Assistant Treasurer, as the Company’s Vice President—Corporate Development. In addition to Vice President—Corporate Development, on December 16, 2008 the Board of Directors appointed Mr. Hoppel Treasurer of the Company.
(8)	Effective March 1, 2008, the Board of Directors appointed Kenneth J. Webster Chief Accounting Officer and Controller of the Company.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

The following table and related notes and discussion summarize grants of equity and non-equity incentive compensation awards to our named executive officers for our 2009 fiscal year, presented in accordance with SEC rules.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Samuel F. Thomas	1/02/09	(3)								50,000	$11.00	$370,969
	2/23/09	(4)				2,615	26,150	39,225				137,597
			—	$550,000	$825,000							—

Michael F. Biehl	1/02/09	(3)								9,750	$11.00	72,339
	2/23/09	(4)				899	8,990	13,485				47,304
			—	$262,150	$393,225							—

Matthew J. Klaben	1/02/09	(3)								5,210	$11.00	38,655
	2/23/09	(4)				480	4,800	7,200				25,257
			—	$182,250	$273,375							—

James H. Hoppel, Jr.	1/02/09	(3)								4,140	$11.00	30,716
	2/23/09	(4)				381	3,810	5,715				20,048
			—	$124,800	$187,200							—

Kenneth J. Webster	1/02/09	(3)								3,360	$11.00	24,929
	2/23/09	(4)				309	3,090	4,635				16,259
			—	$73,710	$110,565							—

(1)	These columns show the potential payouts for each named executive officer under the Old Incentive Compensation Plan for fiscal year 2009 based on goals set in the first quarter of 2009. Detail regarding the actual award payouts for 2009 under the Old Incentive Compensation Plan is reported in the “2009 Summary Compensation Table” and is included in the Compensation Discussion and Analysis above.
(2)	The values included in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.” The grant date fair values of the performance units are reflected in the table above using two separate grant date values: (i) the grant date value of one-half of the award based on RTSR is $4.8237 based on market condition valuation requirements; and (ii) the grant date fair value of the other one-half of the award based on EBITDA growth is $5.70, based on Company performance condition valuation requirements.
(3)	Nonqualified stock options granted pursuant to the 2005 Stock Incentive Plan. These options vest with respect to one-fourth the total number of common shares underlying the stock options on each of the first four anniversaries of the grant date.
(4)	Performance units granted pursuant to the 2005 Stock Incentive Plan. Detail regarding the performance units is reported in the “2009 Summary Compensation Table” and is included in the Compensation Discussion and Analysis.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

Description of Employment Agreements

Each of the Company’s executive officers is employed pursuant to an employment agreement (the “Employment Agreements”) effective February 26, 2008 with respect to Messrs. Thomas, Biehl, Hoppel and Klaben and March 1, 2008 with respect to Mr. Webster. The Employment Agreements provide for an initial two year employment term which automatically renews for additional one year periods. The Employment Agreements further provide for an automatic three year extension in the event of a Change in Control of the Company. During the employment term, the executive is entitled to receive at least the base salary in effect as of the effective date of the Employment Agreement, together with the right to participate in the Company’s employee benefit plans, including health, life and disability insurance, retirement, deferred compensation and fringe benefits, as well as any incentive and equity compensation plans, as in effect from time to time, on the same basis as such plans are made available to other senior executives, and to receive a car allowance. Annual base salaries of the Company’s executive officers under their respective Employment Agreements for 2010 are set forth under “Compensation Discussion and Analysis—Elements of Compensation – Base Salary” above.

Pursuant to the Employment Agreements, during the employment term, each executive is eligible to receive an annual bonus (an “Annual Bonus”) of up to one hundred fifty percent (150%) of a target amount designated for each executive, based upon a percentage of such executive’s annual base salary (the “Base Target”). Annual Bonuses are based upon the achievement of performance targets established by the Board of Directors, or a duly authorized committee thereof, within the first three months of each fiscal year during the employment period. Annual Bonuses, if any, are payable within two and one-half months after the end of the applicable fiscal year. Annual Bonuses are determined in accordance with the terms of the Company’s 2009 Incentive Compensation Plan, as currently in effect and as it may be amended from time to time, including any predecessor or successor plan. In the event of a Change in Control, the Annual Bonus may be pro-rated in accordance with the terms of the 2009 Incentive Compensation Plan or such a predecessor or successor plan. Base Targets of the Company’s executive officers under their respective Employment Agreements for 2010 are set forth above under “Compensation Discussion and Analysis—Elements of Compensation—Annual and Other Cash Incentive Awards.”

Under the Employment Agreements, our executive officers are entitled to receive monthly automobile allowances for 2010 in the following amounts: (i) Mr. Thomas, $1,000; (ii) Mr. Biehl, $1,000; (iii) Mr. Klaben, $800; (iv) Mr. Hoppel, $800; and (v) Mr. Webster, $800.

Additionally, in connection with our initial public offering, consummated on July 31, 2006, we entered into amended and restated management stockholder’s agreements, effective as of April 1, 2006, with certain members of our management, including Messrs. Thomas, Biehl, Klaben and Hoppel, and FR X Chart Holdings LLC, an affiliate of First Reserve.

Pursuant to and subject to the terms of the amended and restated management stockholder’s agreements, each of these executives has the opportunity to include in registered sales of our Common Stock (other than an initial public offering or relating to any employee benefit plan or corporate merger, acquisition or reorganization) and any shelf registration statement filed by us with respect to our Common Stock, all or any part of the “registrable securities” (as such term is defined in the amended and restated management stockholder’s agreements) then held by the executive. We will pay all of the expenses associated with an offering of such shares. Underwriting discounts will be shared proportionally.

For more terms, including post-termination payments and restrictive covenants, see “Other Potential Post-Employment Payments.”

Equity and Incentive Plan Awards

Chart Industries, Inc. 2009 Incentive Compensation Plan

Cash bonuses payable for 2010, if earned, to the executive officers are payable pursuant to and in accordance with the 2009 Incentive Compensation Plan, which was adopted by the Board of Directors and approved by our stockholders on May 19, 2009. The performance measures established under the 2009 Incentive Compensation Plan for fiscal year 2010 for executive officers are operating income, net income and working capital. The Compensation Committee selected these measures to align executive officer cash bonus measures to measures that are believed to be meaningful indications of our performance for our public stockholders. Under these targets, our executive officers are eligible to earn a cash incentive bonus for our 2010 fiscal year if performance exceeds threshold amounts in an amount up to a pre-determined percentage, ranging from 67.5% to 225% of the executive officer’s base salary (with higher ranked officers eligible to receive a higher percentage of base salary), at maximum performance levels. Actual performance below the minimum performance threshold for a performance objective would result in no payment based on that objective.

Under the 2009 Incentive Compensation Plan, a performance period may be for a fiscal year or a multi-year cycle, as determined by the Compensation Committee, and performance objectives upon the attainment of which target incentive bonuses will be awarded may be based on one or more of certain performance criteria which may relate to us, one or more of our subsidiaries, our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee determines. The Compensation Committee may appropriately adjust any performance evaluation under a performance objective or objectives to reflect or exclude certain unusual events that may occur during the performance period. If there is a Change in Control the Compensation Committee will determine promptly, in its discretion, whether and to what extent the performance criteria have been met or will be deemed to have been met for the year in which the Change in Control occurs and for any completed performance period for which a determination under the plan has not been made. If the Committee determines the criteria have been met, participants will receive their bonuses as soon as practicable, but in no event more than 30 days after the determination.

Pursuant to the terms of the 2009 Incentive Compensation Plan, no executive officer or other participant may receive a bonus, with respect to any fiscal year, in excess of $5.0 million. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable under the 2009 Incentive Compensation Plan and to establish rules or procedures which limit the amount payable to a participant to an amount that is less than the amount otherwise approved as that participant’s incentive bonus, except that following a Change in Control the Compensation Committee continues to have such right only in the event that a participant engages in misconduct or materially fails to fulfill his or her duties, in each case, as determined by the Compensation Committee.

Chart Industries, Inc. Incentive Compensation Plan

Cash bonuses payable for 2007, 2008 and 2009 to the executive officers are payable pursuant to and in accordance with the Old Incentive Compensation Plan, which was adopted by the Board of Directors and approved by our stockholders on July 17 and July 18, 2006, respectively. The performance measures established under the Old Incentive Compensation Plan for fiscal years 2007, 2008 and 2009 for executive officers were operating income, net income and working capital. The Compensation Committee selected these measures to align executive officer cash bonus measures to measures that are believed to be meaningful indications of our performance for our public stockholders. Actual performance below the minimum performance threshold for a performance objective would result in no payment based on that objective. Our Compensation Committee has determined that our financial performance for 2009 achieved a weighted level of 99.24% of our 2009 performance measures, compared to a weighted level of 131.08% for 2008 and 148.57% for 2007. Accordingly, we paid the annual bonuses for 2007, 2008 and 2009 to our named executive officers set forth in the 2009 Summary Compensation Table under the caption “Non-Equity Incentive Plan Compensation.”

Chart Industries, Inc. 2009 Omnibus Equity Plan and the Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan

The 2009 Omnibus Equity Plan was initially adopted by our Board of Directors and approved by stockholders on May 19, 2009. The 2009 Omnibus Equity Plan is intended to replace the 2005 Stock Incentive Plan. The purpose of the 2009 Omnibus Equity Plan is to attract and retain skilled and qualified officers, employees and directors who are expected to contribute to our long-term success by providing long-term incentive compensation opportunities competitive with those made available by other companies, to motivate participants to achieve the long-term success and growth of the Company, to facilitate ownership of shares of the Company, and to align the interests of participants with those of our stockholders.

Both the 2009 Omnibus Equity Plan and the 2005 Stock Incentive Plan provide for grants of (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, and (5) other stock-based grants, including shares of our Common Stock awarded to our non-employee directors, executive officers, other key employees and consultants. As of March 31, 2010, there were 1,250,000 shares of Common Stock reserved for issuance under the 2009 Omnibus Equity Plan, including 170,330 outstanding shares of restricted stock that are subject to forfeiture until they vest under the terms of the restricted stock awards. As of March 31, 2010, there were 1,866,547 shares of Common Stock reserved for issuance under the 2005 Stock Incentive Plan. No new grants will be made under the 2005 Stock Incentive Plan, but we expect shares will be issued in the future under outstanding awards. For information about Common Stock issuable under the 2009 Omnibus Equity Plan and 2005 Stock Incentive Plan at March 31, 2010, see “Equity Compensation Plan Information.”

Both the 2009 Omnibus Equity Plan and 2005 Stock Incentive Plan are administered by our Board of Directors, which has delegated its duties and powers to our Compensation Committee. The Compensation Committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 2009 Omnibus Equity Plan or the 2005 Stock Incentive Plan and to waive any such terms and conditions at any time. The Compensation Committee is authorized to interpret the 2009 Omnibus Equity Plan and the 2005 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2009 Omnibus Equity Plan or the 2005 Stock Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2009 Omnibus Equity Plan or the 2005 Stock Incentive Plan. The Compensation Committee is authorized to correct any defect or supply any omission or reconcile any inconsistency in either plan in the manner and to the extent the committee deems necessary or desirable.

Prior to the initial public offering, the Compensation Committee granted to our executive officers under the 2005 Stock Incentive Plan certain non-qualified stock options, which were granted as follows: approximately 35% vest and become exercisable over the passage of time, which we refer to as “time options,” assuming the holder thereof continues to be employed by us, and the remaining portion vests and becomes exercisable based upon the achievement of certain performance targets, which we refer to as “performance options.” These time options generally become exercisable by the holder of the option in installments of 20% on each of the first five anniversaries of the grant date. The performance-based stock options vested at 82% based upon the return on investment that First Reserve realized when it liquidated its ownership interest in us in connection with the secondary offering in June 2007.

An option holder may exercise an option by written notice and payment of the exercise price (1) in cash, (2) to the extent permitted by our Board of Directors, by the surrender of a number of shares of Common Stock already owned by the option holder for at least six months (or such other period as established from time to time by the Board consistent with the applicable plan), (3) in a combination of cash and shares of Common Stock (as qualified by clause (2)), (4) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver to us an amount equal to the exercise price for the shares of Common Stock being purchased or (5) through such cashless exercise procedures as the Board may permit. Holders who are subject to the withholding of federal and state income tax as a result of exercising an option under our 2005 Stock Incentive Plan may satisfy the income tax withholding obligation through the withholding of a portion of the shares of Common Stock to be received upon exercise of the option.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table and related notes and discussion present information about equity awards held by our named executive officers at December 31, 2009.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
Samuel F. Thomas	356,876	(2)	—		$6.50	11/23/2015
	189,910	(3)	47,478	(3)	6.50	11/23/2015
	9,150	(4)	9,150	(4)	27.74	8/02/2017
	4,738	(5)	14,212	(5)	30.95	1/02/2018
			50,000	(6)	11.00	1/02/2019
	—		—		—	—	16,850	(9)	$278,362
							17,430	(10)	287,944
							26,150	(11)	431,998

Michael F. Biehl	14,243	(3)	14,244	(3)	6.50	11/23/2015
	3,050	(4)	3,050	(4)	27.74	8/02/2017
	1,625	(5)	4,875	(5)	30.95	1/02/2018
			9,750	(6)	11.00	1/02/2019
	—		—		—	—	5,625	(9)	92,925
							5,990	(10)	98,955
							8,990	(11)	148,515

Matthew J. Klaben	28,082	(2)	—		12.16	3/29/2016
	20,413	(7)	13,944	(7)	12.16	3/29/2016
	1,450	(4)	1,450	(4)	27.74	8/02/2017
	755	(5)	2,265	(5)	30.95	1/02/2018
			5,210	(6)	11.00	1/02/2019
	—		—		—	—	2,675	(9)	44,191
							2,780	(10)	45,926
							4,800	(11)	79,296

James H. Hoppel, Jr.	35,690	(2)	—		6.50	11/23/2015
	18,990	(3)	4,748	(3)	6.50	11/23/2015
	4,777	(2)	—		12.16	4/27/2016
	1,882	(8)	1,255	(8)	12.16	4/27/2016
	1,250	(4)	1,250	(4)	27.74	8/02/2017
	690	(5)	2070	(5)	30.95	1/02/2018
			4,140	(6)	11.00	1/02/2019
	—		—		—	—	2,300	(9)	37,996
							2,540	(10)	41,960
							3,810	(11)	62,941

Kenneth J. Webster	650	(4)	650	(4)	27.74	8/02/2017
	560	(5)	1,680	(5)	30.95	1/02/2018
			3,360	(6)	11.00	1/02/2019
	—		—		—	—	1,200	(9)	19,824
							2,060	(10)	34,031
							3,090	(11)	51,047

(1)	The securities underlying options which were granted in 2007, 2008 and 2009 are also included in the aggregate grant date fair value in the “Option Awards” column of the 2009 Summary Compensation Table.

(2)	The securities underlying these options represent performance options granted under the 2005 Stock Incentive Plan. The performance options became exercisable upon the recognition of a net return by First Reserve with respect to its investment in the Company in connection with the Company’s secondary offering in June 2007.
(3)	The securities underlying these options represent time options granted on November 23, 2005 under the 2005 Stock Incentive Plan and vest annually in equal installments over five years based on continued service.
(4)	The securities underlying these options represent options granted on August 2, 2007 under the 2005 Stock Incentive Plan and vest annually in equal installments over four years based on continued service.
(5)	The securities underlying these options represent options granted on January 2, 2008 under the 2005 Stock Incentive Plan and vest annually in equal installments over four years based on continued service.
(6)	The securities underlying these options represent options granted on January 2, 2009 under the 2005 Stock Incentive Plan and vest annually in equal installments over four years based on continued service. These stock options are also included in the “All Other Option Awards” column of the 2009 Grants of Plan-Based Awards Table.
(7)	The securities underlying these options represent time options granted on March 29, 2006 under the 2005 Stock Incentive Plan and vest annually in equal installments over five years based on continued service.
(8)	The securities underlying these options represent time options granted on April 27, 2006 under the 2005 Stock Incentive Plan and vest annually in equal installments over five years based on continued service.
(9)	These performance units were granted on August 2, 2007 pursuant to the 2005 Stock Incentive Plan. Detail regarding the performance units is reported in the “2009 Summary Compensation Table” and is included in the Compensation Discussion and Analysis, including discussion of the vesting of 22.81% of these performance units on February 22, 2010.
(10)	These performance units were granted on January 2, 2008 pursuant to the 2005 Stock Incentive Plan. Detail regarding the performance units is reported in the “2009 Summary Compensation Table” and is included in the Compensation Discussion and Analysis.
(11)	These performance units were granted on February 23, 2009 pursuant to the 2005 Stock Incentive Plan. Detail regarding the performance units is reported in the “2009 Summary Compensation Table” and is included in the Compensation Discussion and Analysis. These performance units are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2009 Grants of Plan-Based Awards Table.
(12)	Calculated based on a December 31, 2009 closing price of $16.52.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers in 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Michael F. Biehl	14,243	$193,278

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table and related notes and discussion present information about the amount of compensation deferred, and the earnings accrued thereon, by our named executive officers in 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Samuel F. Thomas	$—	$—	$22,565	$—	$93,909

Pursuant to the Company’s Amended and Restated Chart Industries, Inc. Voluntary Deferred Income Plan (the “Deferred Income Plan”), eligible employees and directors are entitled to elect to defer up to 100% of their compensation, consisting of total salary, bonuses and commissions or director and meeting fees payable in a calendar year. Regardless of the circumstances under which a participant’s relationship with the Company terminates, all deferrals made pursuant to the plan will be fully vested. Contributions made by the Company, and any gains or losses on such contributions, vest ratably over three years of participation in the Deferred Income Plan. Generally, elections are made by participants in the taxable year immediately prior to the taxable year to which the deferral pertains, and are effective as of the first day of such taxable year. The Deferred Income Plan is unfunded and all benefits under the plan are payable solely from the general assets of the Company.

Benefits under the Deferred Income Plan are payable upon the participant’s reaching his or her normal or early retirement date or termination of employment. Payments are made either in a lump sum, or in equal annual installments for a period of up to ten years, as designated by the participant at the time of deferral. Payments may be accelerated under the Deferred Income Plan in the event that (1) a plan interest is awarded to a former spouse of a participant under court order; (2) a “change in control” (as defined under the operation of the Deferred Income Plan) occurs; (3) a participant has an unforeseeable emergency; (4) a participant becomes disabled; or (5) death occurs prior or subsequent to commencement or completion of payment of benefits, respectively. The Company would not expect to permit a participant to receive more than one distribution as a result of an unforeseeable emergency in any calendar year. A participant may also elect to receive an in-service distribution at the time of completing an election of deferral, and such payment is payable in a lump sum on the in-service withdrawal date. For information regarding post-termination payments under the plan, see “Other Potential Post-Employment Payments.”

Participants in the Deferred Income Plan may direct the investment of their balance held within the plan among a number of alternative investment fund options, and earnings and losses on participants’ investments are determined based on the individual performance of the underlying investment options. A participant may regularly change their investment allocation within the plan. A rabbi trust has been established under the plan to hold assets separate from our other assets for the purpose of paying future participant benefit obligations. Assets held in the rabbi trust are available to our general creditors in the event of our insolvency.

Notwithstanding anything in the Deferred Income Plan to the contrary, the Deferred Income Plan is administered in accordance with the requirements of, or to meet the requirements for exemption from, Section 409A of the Internal Revenue Code.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The table below reflects the amount of compensation payable to each of the named executive officers of our Company under their respective Employment Agreements (a) in the event of termination of the executive’s employment due to resignation without good reason and termination for cause, involuntary termination without cause or resignation with good reason and not within two years after a Change in Control, death, disability or retirement, and involuntary termination without cause or resignation with good reason within two years after a Change in Control, and (b) upon a Change in Control. The amounts shown assume that such termination was effective as of December 31, 2009, the last business day of 2009, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s actual separation from our Company.

Payments made upon Involuntary Termination for “Cause” or Resignation without “Good Reason”

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that a named executive officer is terminated by us for “Cause” or resigns without “Good Reason,” he is entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination. Under the terms of the Employment Agreements, “Cause” is defined as the executive’s willful failure to perform duties, commission of, or plea of guilty or no contest to a felony or crime involving moral turpitude, willful malfeasance or misconduct which is demonstrably injurious to us or our subsidiaries, material breach of the material terms of the agreement, commission of an act of gross negligence, corporate waste, disloyalty or unfaithfulness to us which adversely affects our business or that of our subsidiaries or affiliates, or any other act or course of conduct which will demonstrably have a material adverse effect on us or a subsidiary or an affiliate’s business. “Good Reason” is defined as: (i) a material diminution in executive’s base salary (excluding any general salary reduction similarly affecting substantially all other senior executives of the Company as a result of a material adverse change in the Company’s prospects or business); (ii) a material diminution in executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the named executive officers, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason, the unvested portion of all stock options will be cancelled.

Treatment of Performance Units. Under the terms of the performance unit agreements under which the performance units were awarded to the named executive officers, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason during the performance period, all performance units will be cancelled.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers in February 2010, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason, any unvested restricted stock will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated due to (1) conviction of certain crimes enumerated in the Deferred Income Plan or (2) any breach of the duty of loyalty to us, any acts of omission in the performance of a participant’s Company duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of a participant’s Company duties from which the participant derived an improper personal benefit (“Cause under the Deferred Income Plan”), the participant will not be entitled to receive any benefits or payments under the terms of the plan, other than the participant deferrals.

Payments made upon Involuntary Termination Without Cause or Resignation for “Good Reason”

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason not within two years of a Change in Control, he is entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination and, subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described below under—“Restrictive Covenants that Apply During and After Termination of Employment”, (1) a lump sum payment equal to the following percentage of the executive’s base salary and target annual bonus: Mr. Thomas, 200%; Mr. Biehl, 150%; and all other officers, 100%; and (2) continued coverage under the Company’s group health plans for the following period, depending upon the executive’s position: Mr. Thomas, 24 months; Mr. Biehl, 18 months; and all other executives, 12 months. To the extent that continued coverage is not permissible under the terms of such plans beyond eighteen months, we may instead pay an amount equal to the premium subsidy we would have otherwise paid on the executive officer’s behalf for such coverage.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreement under which the non-qualified stock options were awarded to the named executive officers, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason, any unvested stock options will be cancelled by us without consideration.

Treatment of Performance Units. Under the terms of the performance unit agreements under which the performance units were awarded to the named executive officers, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason during the performance period, all performance units will be cancelled.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers in February 2010, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason, any unvested restricted stock will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated by us without Cause under the Deferred Income Plan or by resignation for Good Reason, the participant will be entitled to receive benefits and payments based upon the participant’s vested account.

Payments made upon Termination by Reason of Death or Disability; Retirement

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that a named executive officer is terminated by reason of death or ceases to be employed as a result of disability he will be entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination and, a pro rata portion of the annual bonus, if any, that the executive would have been entitled to receive for the year in which the termination occurs, based on our actual results for the year and the percentage of the fiscal year that has elapsed through the date of the executive’s termination of employment.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the executive officers, in the event that a named executive officer is terminated due to death or disability, (x) any stock options awarded in 2005 or 2006 that would have vested in the calendar year in which such termination occurs, will become fully vested and (y) any stock options awarded in 2007, 2008, 2009 or 2010 will become immediately vested. Under the terms of the stock option agreements governing stock options awarded in 2007, 2008, 2009 and 2010, in the event a named executive officer is terminated due to retirement upon reaching the age of 60, provided the executive has completed 10 years of service with us (“Retirement”), the options will continue to vest and become exercisable as if the officer had remained employed. No named executive officer was eligible for Retirement on December 31, 2009, and accordingly, the table below does not present any benefits associated with Retirement.

Treatment of Performance Units. Under the terms of the performance unit agreement under which the performance units were awarded to the named executive officers, in the event that a named executive officer is terminated due to Retirement, death or disability during the performance period, the executive (or his or her beneficiary or beneficiaries) shall be entitled to a pro-rated number of units or, if the Compensation Committee so elects, the cash equivalent, calculated by multiplying (x) by (y) where: (x) is the number of Shares, if any, that would have been earned by the executive as the result of the satisfaction of the performance requirements; and (y) is the number of months that the executive was employed (rounded up to the nearest whole number) during the performance period divided by the number of months in the performance period. No named executive officer was eligible for Retirement on December 31, 2009, and accordingly, the table below does not present any benefits associated with Retirement.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers in February 2010, in the event that a named executive officer is terminated as a result of death or disability or as the result of the participant’s Retirement with the Committee’s approval, the restricted stock, together with any shares issued as a result of the investment of dividends attributable to the restricted stock will, to the extent not then vested and not previously canceled, immediately become fully vested as of the date of the death or disability or Retirement with Committee approval.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated due to death or disability, the benefit payable to the participant under the Deferred Income Plan will fully vest. We will distribute the participant’s account as soon as practicable following the date of death or disability. In the event that either death or disability occurs prior to commencement of the payment of benefits, payments will be made as a lump sum. In the event that a participant’s employment is terminated due to death following the commencement of the payment of benefits, but prior to the completion of all such benefits, we will continue to make installment payments over the remainder of the period, as though the participant had survived.

Payments made upon Expiration of Employment Term

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that the employment of a named executive officer is terminated upon expiration of the employment term without renewal, he will be entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination. No named executive officer’s Employment Agreement could have terminated on December 31, 2009, as a result of the rolling term of the agreement, since we could not have provided the required notice before expiration under the terms of the applicable agreement. Accordingly, no benefits are shown in the table below related to expiration of the Employment Agreement term on December 31, 2009.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the executive officers, in the event that the employment of a named executive officer is terminated upon expiration of the employment term without renewal, the unvested portion of all time options and all performance options will be cancelled by us without consideration.

Treatment of Performance Units. Under the terms of the performance unit agreements under which the performance units were awarded to the named executive officers, in the event that a named executive officer is terminated upon expiration of the employment term without renewal during the performance period, all performance units will be cancelled.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers in February 2010, in the event that a named executive officer is terminated upon expiration of the employment term without renewal, any unvested restricted stock will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated upon expiration of the employment term without renewal, the participant will be entitled to receive an amount equal to the participant’s vested account. The payment generally will be made on or about the first day of the seventh month following termination.

Payments made upon Change in Control

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason within two years of a Change in Control, he is entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination and, subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described below under—“Restrictive Covenants that Apply During and After Termination of Employment”, (1) a lump sum payment equal to the following percentage of the executive’s base salary and target annual bonus: Mr. Thomas, 300%; Mr. Biehl, 200%; and all other officers, 100%; and (2) continued coverage under the Company’s group health plans for the following period: Mr. Thomas, 36 months; Mr. Biehl, 24 months; and all other executives, 12 months. The severance payments to be paid to the executive officers upon a termination of employment without Cause or for Good Reason within two years following a Change in Control may be reduced under the Employment Agreements if (x) the payments would result in the imposition of a “golden parachute” excise tax under the Internal Revenue Code Section 280G and (y) the reduced payments would result in the executive officer receiving a greater net after-tax payment.

Treatment of Nonqualified Stock Options. Under the terms of the 2005 Stock Incentive Plan and the stock option agreements under which the non-qualified stock options were awarded to the named executive officers in 2007, 2008 and 2009, in the event of the occurrence of any of the following events: (1) the sale or disposition, in one or a series of related transactions, of all or substantially all, of our assets to any person or group; (2) any person or group is or becomes the beneficial owner of more than 50% of the total voting power of our voting stock, including by way of merger, consolidation, tender or exchange offer or otherwise; or (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of our directors, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office (each, a “2005 Plan Change in Control”), the stock options will immediately become fully vested and exercisable.

Under the terms of the 2009 Omnibus Equity Plan and the stock option agreements under which the non-qualified stock options were awarded to the named executive officers in 2010, in the event of a Change in Control, the stock options will immediately become fully vested and exercisable.

Treatment of Performance Units. Under the terms of the performance unit agreement under which the performance units were awarded to the named executive officers in 2007, 2008 and 2009, in the event of a 2005 Plan Change in Control, (1) the performance requirements shall be deemed to have been satisfied at the greater of either: (i) the target level of the performance requirements as if the entire performance period had elapsed; or (ii) the level of actual achievement of the performance requirements as of the date of the 2005 Plan Change in Control; and (2) the appropriate number of Shares, or, if the Committee so elects, cash, shall be issued or paid to the executive not later than 30 days after the date of the 2005 Plan Change in Control.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers in February 2010, in the event of Change in Control, subject to the Participant’s continuous employment from the grant date through the date of the Change in Control, the restricted stock, together with any shares issued as a result of the investment of dividends attributable to the restricted stock will, to the extent not then vested and not previously forfeited or canceled, immediately become fully vested as of the date of the Change in Control.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event of a change of ownership or effective control of the Company within the meaning of Section 409A of The Internal Revenue Code, a participant’s interest in all amounts credited to the participant’s account under the plan will fully and immediately vest, become nonforfeitable and be distributed in a single lump sum.

Restrictive Covenants that Apply During and After Termination of Employment

Under the Employment Agreements, each executive is required to comply with certain restrictive covenants during his employment term and for the following period following the date of termination: Mr. Thomas, 24 months (extended to 36 months if Change in Control severance is received); Mr. Biehl, 18 months (extended to 24 months if Change in Control severance is received); and all other executives, 12 months (the “Restricted Period”). During the Restricted Period, the executive shall not, whether on the executive’s own behalf or on behalf of or in conjunction with any person, directly or indirectly compete with the Company or solicit customers or employees of the Company. In addition, the executive may not disclose any confidential information about the Company during or at any time following the employment period.

Potential Post-Employment Payments under the Employment Agreements

Assuming that the employment of each named executive officer was terminated under each of the following circumstances on December 31, 2009, the last business day of 2009, payments made and benefits provided would have the following estimated values:

	Involuntary Termination for Cause/Resignation by Executive without Good Reason	Involuntary Termination without Cause/Resignation by Executive for Good Reason	Disability/Death(8)	Change in Control(9)
Cash Severance(1)
Samuel F. Thomas(2)	$—	$2,200,000	$—	$3,300,000
Michael F. Biehl	—	786,450	—	1,048,600
Matthew J. Klaben	—	425,250	—	425,250
James H. Hoppel, Jr.	—	316,800	—	316,800
Kenneth J. Webster	—	237,510	—	237,510

Annual Incentive Plan Bonus(3)
Samuel F. Thomas	545,812	545,812	545,812	545,812
Michael F. Biehl	260,154	260,154	260,154	260,154
Matthew J. Klaben	180,862	180,862	180,862	180,862
James H. Hoppel, Jr.	123,850	123,850	123,850	123,850
Kenneth J. Webster	73,149	73,149	73,149	73,149

Health and Welfare Benefits(4)
Samuel F. Thomas	—	29,003	—	44,795
Michael F. Biehl	—	17,949	—	24,161
Matthew J. Klaben	—	14,088	—	14,088
James H. Hoppel, Jr.	—	14,088	—	14,088
Kenneth J. Webster	—	14,088	—	14,088

Accelerated vesting of time options(5)
Samuel F. Thomas	—	—	276,000	751,730
Michael F. Biehl	—	—	53,820	196,545
Matthew J. Klaben	—	—	28,759	89,546
James H. Hoppel, Jr.	—	—	22,853	75,895
Kenneth J. Webster	—	—	18,547	18,547

Accelerated vesting of performance units(6)
Samuel F. Thomas	—	—	303,467	783,428
Michael F. Biehl	—	—	103,669	268,649
Matthew J. Klaben	—	—	51,818	135,299
James H. Hoppel, Jr.	—	—	43,623	113,558
Kenneth J. Webster	—	—	32,869	89,588

Deferred Compensation(7)
Samuel F. Thomas	—	—	—	—

TOTAL
Samuel F. Thomas	$545,812	$2,774,815	$1,125,279	$5,425,765
Michael F. Biehl	260,154	1,064,553	417,643	1,798,109
Matthew J. Klaben	180,862	620,200	261,439	845,045
James H. Hoppel, Jr.	123,850	454,738	190,326	644,191
Kenneth J. Webster	73,149	324,747	124,565	432,882

(1)

Cash severance amounts consist of a lump sum payment equal to the following percentage of the executive’s base salary and target annual bonus: Mr. Thomas, 200% (300% if after a Change in Control); Mr. Biehl, 150% (200% if after a Change in Control); and all other officers, 100%. The amounts in the table do not include accrued but unused vacation, since the policy governing vacation for the executive officers mandates the forfeiture of all accrued vacation for the current year not used by the end of the year, and each scenario assumed termination of employment on the last day of the year. In the event that an executive is terminated prior to the end of the fiscal year, the executive would be entitled to compensation for any unused vacation that could be used prior to the end of the fiscal year. Our executives are presently entitled to the following vacation benefits: Mr. Thomas, five weeks; Mr. Biehl, four weeks; Mr. Klaben, three weeks; Mr. Hoppel, four weeks; and Mr. Webster, three weeks.

(2)	As discussed above in the Compensation Discussion and Analysis, effective January 1, 2010, Mr. Thomas’ base salary and bonus target were increased to $600,000 and 150% of base salary, respectively. If these changes had been in effect on December 31, 2009, Mr. Thomas’ payment in the event of Involuntary Termination Without Cause/Resignation by Executive for Good Reason would have been $3,000,000 and his payment upon Change in Control would have been $4,500,000.
(3)	Our Old Incentive Compensation Plan, under which incentive bonuses were paid for 2009, generally requires a participant to be employed on the last day of the fiscal year in order to receive a bonus. Since each executive officer was employed on the last day of the fiscal year, assuming a termination date of December 31, 2009, bonus amounts would be paid as set forth above. The bonus amounts payable under the incentive plan are based on the realization of 99.24% of our 2009 performance goals, as set forth under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” portion of the “2009 Grants of Plan-Base Awards Table” above and in the “2009 Summary Compensation Table” above. The Compensation Committee has the authority to exercise negative discretion under the Old Incentive Compensation Plan to reduce or eliminate incentive bonuses based on certain factors. See “Compensation Discussion and Analysis—Elements of Compensation—Annual and Other Cash Incentive Awards” for additional information about the Compensation Committee’s negative discretion under the Old Incentive Compensation Plan. The presentation in the table assumes the Compensation Committee did not exercise such negative discretion.
(4)	Health and welfare benefits consist of health care and dental. These benefits after termination of employment for 2009 have been calculated based on actual cost to us for 2010. For each year following 2010, costs are approximated based on the actual cost for 2010 plus an assumed 6% annual increase in medical benefits cost and an assumed 2% annual increase in dental benefit cost.
(5)	The value of the stock options that vest upon death or disability or a 2005 Plan Change in Control represents the difference between the aggregate market value of the shares underlying the unvested portion of these options on December 31, 2009, at $16.52 per share, the closing price of our Common Stock on that day, and the aggregate exercise price of the option. As of December 31, 2009 the exercise prices of the options granted in 2007 and 2008 exceed $16.52 per share. Accordingly, no value is recognized in the table for any options granted in 2007 or 2008. The grants made in 2005 have an exercise price of $6.50 per share, but under the terms of the stock option agreements governing those grants, vest early on the participant’s death or disability only as to the portion that would have otherwise vested in the calendar year of that person’s death or disability. At December 31, 2009, the portion of all option grants made in 2005 that would have vested in 2009 already had vested on November 23, 2009. Accordingly, no value is recognized in the table with respect to death or disability for the 2005 option grants.
(6)	In the event of termination due to disability or death, the executive (or his or her beneficiary) is entitled to a pro-rated number of performance units, or the cash equivalent, calculated by multiplying (x) by (y) where: (x) is the number of units, if any, that would have been earned by the executive as the result of the satisfaction of the performance requirements; and (y) is the number of months that the executive was employed (rounded up to the nearest whole number) during the performance period divided by the total number of months in each performance period. With respect to death or disability, the table reflects the current assumption, based on information available for performance through December 31, 2009, that the performance goals for units awarded in 2007 would have vested in an amount equal to 22.81% of the total amount of performance units granted in 2007. For performance units awarded in 2008 the table reflects the current assumption, based on information available for performance through December 31, 2009, that the EBITDA performance goals will not be met at any level, and the table reflects the assumption that the RTSR performance goals will be met at the target (100%) level, which would result in the vesting of 50% of the performance units granted in 2008, even though we are unable to accurately predict the actual performance of the 2008 awards. For performance units awarded in 2009 the table reflects the assumption that the performance units granted in 2009 will vest at 100% target levels, even though we are unable to accurately predict the actual performance of the 2009 awards. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” above for more information about these assumptions. Whether or to what extent awards actually will be earned depends on future events. The value of the performance units upon a 2005 Plan Change in Control represents the product of (i) the total number of units earned at satisfaction of the target level performance requirements as if the entire performance period had elapsed, and (ii) $16.52.

(7)	No benefit is reported as potentially payable by the Company for deferred compensation because there are no contributions by the Company, nor does the Company provide above-market returns on any participant balances in the Deferred Income Plan. All balances in the Deferred Income Plan represent solely the named executive officer’s contributions or market earnings on those contributions. For specific deferred compensation balances, see “—2009 Nonqualified Deferred Compensation Table.”
(8)	No named executive officer was eligible for Retirement on December 31, 2009, and accordingly, the table does not present any benefits associated with Retirement.
(9)	Assumes termination of employment results from resignation for Good Reason or Involuntary Termination without Cause within two years following a Change in Control.

2009 DIRECTOR COMPENSATION TABLE

The following table and related notes and discussion summarize compensation paid to our non-employee directors for our 2009 fiscal year, presented in accordance with SEC rules.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
W. Douglas Brown	$60,000	$50,000	$110,000
Richard E. Goodrich	70,000	50,000	120,000
Steven W. Krablin	71,000	50,000	121,000
Michael W. Press	77,000	50,000	127,000
James M. Tidwell	60,000	50,000	110,000
Thomas L. Williams	62,000	50,000	112,000

Director Compensation

Directors who are also employees do not receive any additional compensation for services performed as a member of our Board of Directors or any committees thereof. We pay our non-employee directors an annual retainer of $40,000, payable in equal quarterly installments, and grant quarterly to each non-employee director stock awards valued at $12,500 on the date of grant, which are fully vested on the date of grant. Awards for 2009 were made pursuant to our 2005 Stock Incentive Plan and awards in 2010 and going forward will be made under our 2009 Omnibus Equity Plan. The receipt of stock may be deferred by each director until a later fiscal year after the grant date, or, if elected, until the earlier of the January following separation of service from the board or the occurrence of a 2005 Plan Change in Control or a Change in Control for awards granted pursuant to the 2005 Stock Incentive Plan and 2009 Omnibus Equity Plan, respectively, in all cases to the extent permitted under Section 409A of the Internal Revenue Code.

In addition to the compensation described above, our lead independent director receives an annual retainer of $10,000, the chairperson of our Audit Committee receives an additional $8,000 annual retainer, the chairperson of our Compensation Committee receives an additional $6,000 annual retainer and the chairperson of our Nominations and Corporate Governance Committee receives an additional $5,000 annual retainer, in each case paid in equal quarterly installments. Additionally, we pay our non-employee directors a fee of $2,000 for Board meetings scheduled to be held in person and a fee of $1,000 for Board meetings scheduled to be held telephonically. In connection with meetings of the committees of our Board of Directors, we pay our non-employee directors who attend committee meetings a fee of $1,000 per meeting. In addition, our stock ownership guidelines provide that directors must accumulate investments of at least $100,000 in our Common Stock during their first 24 months on our Board. Directors are encouraged to maintain $100,000 of investments in Company stock after the expiration of the 24 month period. Shares of our Common Stock issuable upon settlement of stock units or granted as quarterly stock grants will count towards the $100,000 requirement. As of March 30, 2010, all of our directors have met the ownership guidelines.

Compensation Committee Interlocks and Insider Participation

Since May 20, 2008, our Compensation Committee has consisted of Richard E. Goodrich, Steven W. Krablin, Michael W. Press and Thomas L. Williams. None of Messrs. Goodrich, Krablin, Press, or Williams is a present or past employee or officer of ours or any of our subsidiaries. None of our executive officers has served on the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2009 Annual Report on SEC Form 10-K with the Company’s management and Ernst & Young LLP, the independent registered public accounting firm for fiscal 2009.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with Ernst & Young LLP the firm’s independence from the Company and its management, including the matters in the written disclosures and letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accountant’s communications with the Audit Committee concerning independence, which the Company has received.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP was compatible with maintaining the registered public accounting firm’s independence.

Submitted by the Audit Committee of the Board of Directors as of February 22, 2010.

Steven W. Krablin, Chairman

W. Douglas Brown

Richard E. Goodrich

James M. Tidwell

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has reviewed the audit fees of the independent registered public accounting firm. For work performed in regard to fiscal years 2009 and 2008, the Company paid Ernst & Young LLP the following fees for services, as categorized below:

	Fiscal Year 2009	Fiscal Year 2008
Audit fees(1)	$1,537,974	$1,457,700
Audit-related fees	—	—
Tax fees(2)	$269,776	$27,130
All other fees(3)	$2,149	$6,000
Total fees	$1,809,899	$1,490,830

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and registration statements.
(2)	Tax compliance, tax advice and tax planning.
(3)	All other services not reported under (1) and (2). The $2,149 fee listed above represents a subscription fee for technical accounting guidance.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2009.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to the audit of each fiscal year, the Audit Committee receives a written report from Ernst & Young LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit related services, tax services and other services were pre-approved for 2009 by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has selected Ernst & Young LLP to audit our 2010 financial statements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 about our Common Stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including our 2009 Omnibus Equity Plan and our 2005 Stock Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(2)	Weighted-average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(4)
Equity compensation plans approved by security holders(1)	1,971,634	$10.39	1,250,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,971,634	$10.39	1,250,000

(1)	The amount in column (a) includes: (i) 1,490,338 shares issuable upon the exercise of outstanding stock options; (ii) 16,206 shares subject to vested stock units under our 2005 Stock Incentive Plan; and (iii) 465,090 shares issuable upon achievement of maximum targets for performance unit awards.
(2)	As a result of stock option, restricted stock unit and director stock awards and equity award forfeitures in the first quarter of 2010, the number of securities issuable upon exercise of outstanding options, warrants and rights at March 31, 2010 is 2,115,957. This amount includes at March 31, 2010: (i) 1,719,825 shares issuable upon the exercise of outstanding stock options (having a weighted average price of $11.34 and a weighted average remaining term of 6.79 years); (ii) 10,944 shares subject to vested stock units under our 2005 Stock Incentive Plan; (iii) 371,598 shares issuable if maximum targets for performance unit awards are achieved; and (iv) 13,590 shares issuable upon vesting of stock units granted to foreign grantees in lieu of restricted stock.
(3)	The weighted average exercise price of outstanding options, warrants and rights does not take into account vested stock unit awards or performance unit awards since these awards do not have an exercise price.
(4)	Includes 170,330 outstanding shares of restricted stock at March 31, 2010 that are subject to forfeiture until they vest under the terms of the restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own 10% or more of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and 10% or greater stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2009.

RELATED PARTY TRANSACTIONS

On March 27, 2007, our Board of Directors adopted written Related Party Transaction Policies and Procedures (the “Policy”), which provides that it is the policy of the Company not to enter into any “Related Party Transaction” (as such term is defined in the Policy) with one of our executive officers, directors or director nominees, or stockholders known to beneficially own over 5% of a class of our voting securities or their related persons, unless either (i) the Audit Committee approves the transaction in accordance with the guidelines set forth in the Policy or (ii) the transaction is approved by a majority of the Company’s disinterested directors. Such Related Party Transactions shall be disclosed in the Company’s SEC filings as and to the extent required by applicable SEC rules and regulations.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification; however, we are submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate practice and in order to provide a method by which stockholders may communicate their opinion to the Audit Committee. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. If our stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders.

Our Board of Directors unanimously recommends a vote FOR Proposal No. 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy for the Annual Meeting for 2011, proposals must be received by the Company no later than December 14, 2010. Proposals for inclusion in the proxy statement must comply with the Exchange Act including Rule 14a-8, as well as with our By-Laws.

Pursuant to the Company’s By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting of stockholders. Our By-Laws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company not less than 90 calendar days nor more than the 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. To be eligible for consideration at the 2011 Annual Meeting, proposals that have not been received by December 14, 2010 must be received by the Company between January 27, 2011 and February 26, 2011. In the event the date of the 2011 Annual Meeting is changed by more than 25 calendar days from the first anniversary of the 2010 Annual Meeting, stockholder notice must be received not later than the close of business on the 10th calendar day following the date on which notice of the Annual Meeting was mailed or public announcement of the date is made, whichever first occurs. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

********************

Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to our Secretary.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Samuel F. Thomas

Chairman, Chief Executive Officer and President

Garfield Heights, Ohio

ATTN: CORPORATESECRETARY ONE INFINITY CORPORATECENTRE DRIVE SUITE 300 GARFIELD HEIGHTS, OH 44125

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Chart Industries, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23475-P91999	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CHART INDUSTRIES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors
(1)	Election of the following nominees to serve on the Board of Directors of the Company:	☐	☐	☐
Nominees:
01) Samuel F. Thomas 05) Michael W. Press
02) W. Douglas Brown 06) James M. Tidwell
03) Richard E. Goodrich 07) Thomas L. Williams
04) Steven W. Krablin

Vote on Proposal
						For	Against	Abstain
(2)	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.					☐	☐	☐

In their discretion to act on any other matters that may properly come before the meeting.

The Board of Directors recommends you vote “FOR” the nominees and proposal above.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGNWITHIN BOX]		Date		Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure the shares of Common Stock are represented at the meeting by promptly returning the proxy in the enclosed envelope.

(Continued from reverse side)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 27, 2010:

The Proxy Statement and Annual Report are available at www.chart-ind.com/proxy2010

ä      If you have not voted via the Internet or telephone, please fold and detach card at

perforation and return the bottom portion in the enclosed envelope.     ä

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M23476-P91999

CHART INDUSTRIES, INC.

PROXY FOR COMMON STOCK

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting of Stockholders on May 27, 2010

The undersigned hereby (i) appoints Michael F. Biehl and Matthew J. Klaben, and each of them, his true and lawful agents and proxy holders with full power of substitution in each to appear and vote all of the Common Stock of Chart Industries, Inc. (the “Company”) that the undersigned will be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370 on May 27, 2010 at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Stock of the Company represented by this proxy as indicated on the reverse side.

The shares of Common Stock represented by this proxy will be voted as indicated in the spaces on the reverse. To the extent that no directions are given with respect to a proposal on the reverse, the shares of Common Stock represented by this proxy will be voted “FOR” the election of the seven nominees to serve on the Board of Directors and “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. The shares of Common Stock represented by this proxy will be voted in the discretion of the proxy holders on all other matters properly brought before the Annual Meeting and any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. The proxy holders cannot vote the shares of Common Stock unless you sign and return this card.

Please date, sign and return promptly in the accompanying envelope.